Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

QUANTERIX CORPORATION,

THE SHAREHOLDERS OF UMANDIAGNOSTICS AB

AND

THE SHAREHOLDERS’ REPRESENTATIVE

Dated as of June 26, 2019

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	4.15	Compliance with Laws	14
	4.16	Employment Matters	14
	4.17	Employee Benefits Matters	15
	4.18	Taxes	15
	4.19	Contracts	18
	4.20	Transactions with Affiliates	20
	4.21	Insurance	20
	4.22	Intellectual Property	20
	4.23	Privacy; IT Security	24
	4.24	Absence of Restrictions on Business Activities	24
	4.25	Books and Records	24
	4.26	Regulatory Matters	24
	4.27	Relationships with Customers and Distributors	25
	4.28	Accounts Payable	25
	4.29	Accounts Receivable	25
	4.30	Product Liability Claims	25
	4.31	Product and Service Warranties	25
	4.32	Foreign Operations; Export Control; Certain Business Practices	26
	4.33	No Brokers	26
	4.34	No Material Misstatement	26

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER		27

	5.1	Organization	27
	5.2	Authorization; Binding Obligation	27
	5.3	Consents and Approvals	27
	5.4	No Violation	27
	5.5	Legal Proceedings	27
	5.6	Investment Intention and Accredited Investor	28
	5.7	SEC Reports	28

ARTICLE VI	COVENANTS		28

	6.1	Non-Competition, Non-Solicitation and Confidentiality	28
	6.2	Conduct of Business	30
	6.3	Actions Required to Consummate the Closings	30
	6.4	Exclusivity	30
	6.5	Public Announcements	30
	6.6	Post-Closing Inquiries	30
	6.7	Post-closing Operation of the Business	31
	6.8	Cooperation and Exchange of Information	31
	6.9	Tax Elections	31
	6.10	Additional Tax Items	31

ARTICLE VII	SURVIVAL; INDEMNIFICATION		32

	7.1	Survival	32
	7.2	Indemnification by the Shareholders	32
	7.3	Limitations on Indemnification by Shareholders	33
	7.4	Indemnification Process	34
	7.5	Right of Set-off	35
	7.6	No Subrogation	35
	7.7	Fraud and Related Claims; Characterization of Payments	36
	7.8	Effect of Waiver	36

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7.9	Remedies Cumulative	36
7.10	Shareholder Representative	36
7.11	General Release of Claims	37

ARTICLE VIII	MISCELLANEOUS	37

8.1	Entire Agreement	37
8.2	Assignment	38
8.3	Amendment and Waiver	38
8.4	Expenses	38
8.5	Counterparts	38
8.6	Governing Law; Jurisdiction; Venue; Service of Process	38
8.7	Specific Performance	39
8.8	Interpretation	39
8.9	Severability	39
8.10	Notices	39
8.11	Representation by Counsel	40
8.12	Construction	40
8.13	Third Party Beneficiaries	41
8.14	Waiver of Jury Trial	41

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Closing Statement
Exhibit B	Form of Lockup Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Data Room (USB memory stick)

SCHEDULES:

Schedule I	Index of Defined Terms
Schedule II	Table of Definitions
Schedule III	Schedule of Sellers
Schedule 1.3(a)(ii)(i)	Certificates of Ownership issued by Umeå university
Schedule 1.3(a)(ii)(ii)	Assignment Agreements
Schedule 1.3(a)	Retention Agreements
Schedule 1.3(b)(ii)	Consents and Approvals
Schedule 1.3(b)(v)	Terminated Agreements
Schedule 6.7(b)	Company Customers
Schedule 6.7(c)	Supply Agreements
Schedule 6.7(d)	Company Employees
Schedule 7.2(a)(v)	Specific Indemnification Matters

Disclosure Schedule

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 26, 2019, is made by and among Quanterix Corporation, a Delaware corporation (“Buyer”), Inro Biomedtek Aktiebolag, Swedish Reg No. 556228-0650, a company duly incorporated and organized under the Laws of Sweden, Norsun konsult AB, Swedish Reg No. 556995-9843, a company duly incorporated and organized under the Laws of Sweden, and Management och Skog i Umeå AB, Swedish Reg No. 556361-3552, a company duly incorporated and organized under the Laws of Sweden, (each, a “Shareholder” and, collectively, the “Shareholders”), and Niklas Norgren, Swedish personal ID no. 741015-8534, as the Shareholders’ Representative.

WHEREAS, the Shareholders collectively own all of the issued and outstanding shares of capital stock of Umandiagnostics AB, Swedish Reg No. 556698-2418, (the “Company”), which consists of 137,000 ordinary shares, SEK 1.0  quota value per share, of the Company (the “Ordinary Shares”) as set forth on Schedule III hereto (the “Shares”);

WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule II.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES; TERMINATION

1.1                               Purchase and Sale of Shares.  At the Closings, on the terms and subject to the conditions set forth in this Agreement, each Shareholder shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Shareholder, all Shares held by each Shareholder, free and clear of all Liens.

1.2                               Closing; Delivery of Certificates and Registration in Share Register.

(a)                                 Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement will take place (i) at 10:00 a.m. (Boston time) on July 1, 2019 following satisfaction or waiver of the conditions set forth in Section 1.3 below, unless another time or date is agreed to in writing by the Shareholders’ Representative and Buyer (the “First Closing”, and the date of such First Closing, the “First Closing Date”) and (ii) at 10:00 a.m. (Boston time) on August 2, 2019 following satisfaction or waiver of the conditions set forth in Section 1.3 below, unless another time or date is agreed to in writing by the Shareholders’ Representative and Buyer (the “Second Closing”, and the date of such Second Closing, the “Second Closing Date”).  Each of the First Closing and the Second Closing may be referred to herein as a “Closing” and collectively as the “Closings,” and each of the First Closing Date and the Second Closing Date may be referred to herein as a “Closing Date” and collectively as the “Closing Dates.” The Closings shall be effected by the delivery of documents via e-mail, facsimile and/or overnight courier, unless otherwise agreed to in writing by the Shareholders’ Representative and Buyer.

(b)                                 At the Closings, each Shareholder shall be deemed to have waived any post-transfer purchase rights (Sw. hembudsrätt) or similar right in respect of transfer of Shares, whether under the Company’s articles of association, any shareholders’ agreement or otherwise.

(c)                                  At each Closing, each Shareholder shall deliver to Buyer share certificates (Sw. aktiebrev) representing the Shares held by such Shareholder and to be delivered at such Closing pursuant to the terms of this Agreement, duly endorsed in the name of Buyer and procure that the Company duly registers Buyer as owner of such Shares in the share register of the Company.  Each of the Shareholders hereby agrees to execute and deliver or procure to be done and executed and delivered such other instruments and documents and to do all such further acts and things as may be necessary for effecting completely the transfer of the ownership of the Shares to Buyer free and clear of all Liens.

1.3                               Transactions and Deliveries at Execution and at the Closings.

(a)                                 On or prior to execution of this Agreement, the Shareholders will deliver or cause to be delivered to Buyer the following:

(i)                                     Retention Agreement. employment/retention agreement acceptable to Buyer executed by Niklas Norgren and by the Company as of the date hereof and effective as of immediately following the First Closing (and conditioned upon the First Closing) (the “Retention Agreement”).

(ii)                                  Certification from University of Umea.  Evidence reasonably satisfactory to Buyer that (i) Umea university waives any rights (or acknowledges that it has no rights) to any Company Products (Schedule 1.3(a)(ii)(i)) and (ii) that all such rights have been assigned to the Company (Schedule 1.3(a)(ii)(ii)).

(b)                                 At the First Closing, the Shareholders will deliver or cause to be delivered to Buyer the following:

(i)                                     Share Certificates, etc. Duly endorsed share certificates representing the Shares (other than the Option Shares) and the share register as set forth in Section 1.2(c).

(ii)                                  Consents and Approvals.  All consents as set forth on Schedule 1.3(b)(ii) that are necessary for the consummation of the transactions contemplated hereby on the terms, and conferring upon Buyer all of the rights and benefits, as contemplated herein, in form and substance reasonably satisfactory to Buyer.

(iii)                               Related Agreements.  The Related Agreements to which the Shareholders are a party executed by the Shareholders.

(iv)                              Resignation of Directors.  Resignations, in form and substance reasonably satisfactory to Buyer, effective as of the First Closing Date from each board director of the Company without any claims against the Company, and cause an extra shareholders’ meeting to be held in the Company at which e.g. board directors appointed by Buyer shall be elected and procure that such resolutions are duly filed with the Swedish Companies Registration Office (Sw. Bolagsverket) for registration.

(v)                                 First Closing Statement Certificate.  A certificate executed by the Shareholders’ Representative certifying as to the accuracy of the First Closing Statement (as defined in Section 2.3).

(vi)                              Representations and Warranties.  A certificate executed by the Shareholders’ Representative certifying that: (1) each of the representations and warranties set forth in ARTICLE III (Representations and Warranties with Respect to the Shareholders) and ARTICLE IV (Representations and Warranties with Respect to the Company) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the First Closing Date with the same force and effect as if made at and as of the First Closing Date; and (2) since the date of this Agreement, no Material Adverse Effect has occurred.

(c)                                  At the First Closing, Buyer shall pay the Purchase Price for the Shares (other than the Option Shares) pursuant to ARTICLE II and deliver to the Shareholders:

(i)                                     Related Agreements.  The Related Agreements to which Buyer is a party executed by Buyer.

(ii)                                  Representations and Warranties.  A certificate executed by an authorized officer of Buyer certifying that each of the representations and warranties set forth in ARTICLE V (Representations and Warranties of Buyer) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the First Closing Date with the same force and effect as if made at and as of the First Closing Date.

(d)                                 At the Second Closing, the Shareholders will deliver or cause to be delivered to Buyer the following:

(i)                                     Share Certificates, etc. Duly endorsed share certificates representing the Option Shares and the share register as set forth in Section 1.2(c).

(ii)                                  Second Closing Statement Certificate.  A certificate executed by the Shareholders’ Representative certifying as to the accuracy of the Second Closing Statement (as defined in Section 2.3).

(e)                                  At the Second Closing, Buyer shall pay the Purchase Price for the Option Shares pursuant to ARTICLE II.

1.4                               Termination.

(a)                                 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing:

(i)                                     by the mutual written consent of Buyer and the Shareholders’ Representative; and

(ii)                                  by either Buyer or the Shareholders, upon written notice from Buyer or the Shareholders’ Representative to the other party, if the Closings shall not have occurred on or before August 31, 2019, which date may be extended from time to time by mutual written consent of Buyer and the Shareholders’ Representative (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 1.4(a)(ii) shall not be available to a party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the First Closing to occur on or before the Outside Date;

(iii)                               by Buyer, if any of the representations or warranties in ARTICLE III (Representations and Warranties with Respect to the Shareholders) and ARTICLE IV (Representations and Warranties with Respect to the Company) (1) that are qualified by a materiality standard shall not be true and correct, (2) that are not qualified by a materiality standard, shall not be true and correct in all material respects, or (3) if the Shareholders have failed to perform any covenant or agreement required under this Agreement such that the transactions and deliverables set forth in Section 1.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (x) 20 days after written notice thereof is delivered to the Shareholders’ Representative and (y) the Outside Date;

(iv)                              by the Shareholders, if any of the representations or warranties in ARTICLE V (Representations and Warranties of Buyer) (1) that are qualified by a materiality standard shall not be true and correct, (2) that are not qualified by a materiality standard, shall not be true and correct in all material respects, or (3) if Buyer has failed to perform any covenant or agreement required under this Agreement such that the transactions and deliverables set forth in Section 1.3(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) 20 days after written notice thereof is delivered to Buyer and (ii) the Outside Date; and

(v)                                 by Buyer, upon written notice to the Shareholders’ Representative, if since the date of this Agreement the Company has experienced a Material Adverse Effect.

ARTICLE II
PURCHASE PRICE

2.1                               Purchase Price.  The aggregate purchase price payable for the purchase and sale of all of the Shares shall be (i) US$16,000,000 in cash (the “Cash Consideration”), plus (ii) US$6,500,000 in the form of the Quanterix Shares (the “Equity Consideration”, the sum of the Cash Consideration and the Equity Consideration, the “Purchase Price”).

2.2                               Payment of First Closing Consideration.  At the First Closing, Buyer shall make the following payments by wire transfer of immediately available funds to such bank account(s) and make the following transfers of Quanterix Shares to such securities account(s), as shall be designated in writing by the Shareholders prior to the First Closing:

(a)                                 first, to the Escrow Agent for deposit in an escrow account to be held in accordance with the Escrow Agreement, the Indemnity Escrow Amount as deducted from the Cash Consideration;

(b)                                 second, to the Shareholders in the amounts set forth in the First Closing Statement, ninety-five percent (95%) of the Cash Consideration less the Indemnity Escrow Amount and ninety-five percent (95%) of the Equity Consideration in accordance with the First Closing Statement.

2.3                               Payment of Second Closing Consideration.  At the Second Closing, Buyer shall make the following payments by wire transfer of immediately available funds to such bank account(s) and make the following transfers of Quanterix Shares to such securities account(s), as shall be designated in writing by the Shareholders prior to the Second Closing:

(a)                                 to the Shareholders in the amounts set forth in the Second Closing Statement, five percent (5%) of the Cash Consideration less the Indemnity Escrow Amount and five percent (5%) of the Equity Consideration in accordance with the Second Closing Statement.

2.4                               Closing Statements.  Attached hereto as Exhibit A is a written statement (the “First Closing Statement”) that sets forth: the name, address, personal and tax identification number of each Shareholder, the number of Ordinary Shares held by such Shareholder, such Shareholder’s Pro Rata Share of the issued and outstanding Ordinary Shares of the Company and such Shareholder’s Pro Rata Share of the Cash Consideration and the Equity Consideration to be received by such Shareholder at the First Closing. Prior to the Second Closing, the Shareholders’ Representative shall deliver to Buyer a written statement (the “Second Closing Statement”) that sets forth: the name, address, personal and tax identification number of each Shareholder, the number of Ordinary Shares held by such Shareholder, such Shareholder’s Pro Rata Share of the issued and outstanding Ordinary Shares of the Company and such Shareholder’s Pro Rata Share of the Cash Consideration and the Equity Consideration to be received by such Shareholder at the Second Closing.   A Shareholder’s “Pro Rata Share” means the ratio of (i) the number of shares of Ordinary Shares held by such Shareholder as of a Closing Date to (ii) the total shares of Ordinary Shares to be purchased by Buyer as of such Closing Date.

2.5                               Indemnity Escrow Payments.  The Indemnity Escrow Amount, together with interest accrued thereon (the “Indemnity Escrow Fund”), shall be available from time to time prior to distribution to satisfy any indemnification obligations of the Shareholders for Losses in accordance with ARTICLE VII.  The Indemnity Escrow Fund shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  Within ten (10) Business Days following the Initial Indemnity Escrow Payment Date, Buyer and the Shareholder Representative shall instruct the Escrow Agent to deliver to the Shareholders the Initial Indemnity Escrow Payment, if any.  Within ten (10) Business Days following the Second Indemnity Escrow Payment Date, Buyer and the Shareholder Representative shall instruct the Escrow Agent to deliver to the Shareholders the Second Indemnity Escrow Payment, if any. Within ten (10) Business Days following date of the final determination (in accordance with ARTICLE VII) of all claims to which the Second Indemnity Escrow Reserve relates, Buyer shall deliver to the Shareholders the Final Indemnity Escrow Payment, if any.  Notwithstanding anything else in this Agreement, in the event of a conflict between the terms of the Escrow Agreement and the terms hereof, the terms of the Escrow Agreement shall be controlling.  In accordance with the terms of the Escrow Agreement, the fees and expenses of the Escrow Agent shall be paid fifty percent (50%) each by the Shareholders, on the one hand, and Buyer on the other hand.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SHAREHOLDERS

Except as disclosed in the disclosure schedule, dated as of the date of this Agreement and delivered by the Shareholders to Buyer (the “Disclosure Schedule”), each Shareholder, severally and not jointly, hereby represents and warrants to Buyer that the representations and warranties contained in this ARTICLE III are true, complete and correct as of the date hereof and as of each Closing Date.

3.1                               Power; Authorization; Execution and Delivery; Valid and Binding Agreement.  Such Shareholder has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which such Shareholder is party and to perform such Shareholder’s obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by such Shareholder and the Related Agreements to which such Shareholder is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder.  This Agreement and the Related Agreements to which such Shareholder is party have been duly executed and delivered by such Shareholder, and assuming that this Agreement and the Related Agreements to which such Shareholder is party are the valid and binding agreement of Buyer and the Company, constitute valid and binding obligations of such Shareholder, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

3.2                               No Breach.  The execution, delivery and performance of this Agreement by such Shareholder and the Related Agreements to which such Shareholder is party, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than applicable Law restrictions) upon the shares of Ordinary Shares held by such Shareholder or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person, under the provisions of any Contract to which such Shareholder is bound, or any Law or governmental order to which such Shareholder is subject, other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the ability of such Shareholder to perform any of such Shareholder’s obligations under this Agreement, and other than any such authorizations, consents, approvals, exemptions or other actions required under any applicable anti-trust or competition Laws or that may be required solely by reason of Buyer’s and the Company’s participation in the transactions contemplated hereby.

3.3                               Ownership of Shares.  Except as set forth in the Shareholder Option, such Shareholder is the sole beneficial and record owner of the number of shares of Ordinary Shares set forth opposite such Shareholder’s name in Schedule III and has good and marketable title to such shares of Ordinary Shares, free and clear of all Liens, options, warrants, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable securities Law restrictions.  Other than such shares of Ordinary Shares, such Shareholder does not own any equity interests in the Company or any security convertible into or exchangeable for any equity interest in the Company.  Such Shareholder is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Shareholder to sell, transfer or otherwise dispose of such shares of Ordinary Shares owned by such Shareholder, nor is such Shareholder a party to any voting trust, agreement or arrangement, proxy or other Contract with respect to the voting of the shares of Ordinary Shares owned by such Shareholder.

3.4                               Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Shareholder.

3.5                               Litigation.  There is no Action pending or, to such Shareholder’s knowledge, threatened against such Shareholder that, if adversely determined, would be reasonably likely to adversely affect or restrict the ability of such Shareholder to consummate the transactions contemplated hereby.  There is no governmental order to which such Shareholder is subject that would be reasonably likely to adversely affect or restrict the ability of such Shareholder to consummate the transactions contemplated hereby.

3.6                               Purchase Entirely for Own Account.  This Agreement is made with the Shareholder in reliance upon the Shareholder’s representation to the Buyer, which by the Shareholder’s execution of this Agreement, the Shareholder hereby confirms, that the Quanterix Shares to be acquired by the Shareholder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Shareholder further represents that the Shareholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Quanterix Shares.  The Shareholder has not been formed for the specific purpose of acquiring the Quanterix Shares.

3.7                               Disclosure of Information.  The Shareholder has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Quanterix Shares with the Buyer’s management.

3.8                               Restricted Securities.  The Shareholder understands that the Quanterix Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.  The Shareholder understands that the Quanterix Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these Laws, the Shareholder must hold the Quanterix Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Shareholder acknowledges that the Buyer has no obligation to register or qualify the Quanterix Shares, or the Ordinary Shares into which it may be converted, for resale.  The Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Quanterix Shares, and on requirements relating to the Buyer which are outside of the Shareholder’s control, and which the Buyer is under no obligation and may not be able to satisfy.  The parties acknowledge that none of the Shareholders, by virtue of the Quanterix Shares to be acquired hereunder, is an affiliate of the Buyer for the purposes of U.S. federal and state securities laws, and accordingly, the Shareholders may be eligible (subject to the terms and conditions of the Lockup Agreement) to transfer the Quanterix Shares six (6) months from the date of the applicable Closing.

3.9                               Legends.  The Shareholder understands that the Quanterix Shares and any securities issued in respect of or exchange for the Quanterix Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE BUYER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)                                 Any legend set forth in, or required by, any Related Agreement.

(b)                                 Any legend required by the securities laws of any state to the extent such laws are applicable to the Quanterix Shares represented by the certificate, instrument, or book entry so legended.

3.10                        Accredited Investor.  The Shareholder is an entity in which each of its equity owners has a net worth of at least US$ 1,000,000 (excluding the value of such owner’s primary residence).

3.11                        Foreign Investors.  The Shareholder is not a United States person. The Shareholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Quanterix Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the receipt of the Quanterix Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Quanterix Shares.  The Shareholder’s subscription and payment for and continued beneficial ownership of the Quanterix Shares will not violate any applicable securities or other laws of the Shareholder’s jurisdiction.

3.12                        No General Solicitation.  Neither the Shareholder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the receipt of the Quanterix Shares.

3.13                        No Material Misstatement.  No representation or warranty or other statement made by the Shareholder, nor to the Knowledge of the Shareholder, any of its officers, directors, employees, agents, stockholders or partners in this Agreement or otherwise in connection with the sale and purchase of the Shares contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.14                        Shareholder Transaction Expenses.  All Transaction Expenses incurred by or on behalf of the Shareholders have been paid or will be paid by the Shareholders, and no Transaction Expenses incurred by or on behalf of the Shareholders have been paid or will be paid by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as disclosed in the Disclosure Schedule, each Shareholder, jointly and severally, hereby represents and warrants to Buyer that the representations and warranties contained in this ARTICLE IV are true, complete and correct as of the date hereof and as of the First Closing Date.

4.1                               Organization, Good Standing and Qualification.  The Company is duly incorporated and validly existing under the Laws of the Kingdom of Sweden.  The Company is duly qualified or licensed to do business under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such qualification or licensing necessary.  The Company has made available to Buyer true, complete and correct copies of its Organizational Documents, which Organizational Documents have not been modified or amended since delivery thereof to Buyer and which remain in full force and effect.  The Company is not in violation of any of the provisions of its Organizational Documents.

4.2                               Authorization.  The Company has all requisite power and authority necessary for the execution, delivery and performance by it of each Related Agreement to which it is a party.  The execution, delivery and performance by the Company of the Related Agreements to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors and stockholders, if necessary, and no other action on the part of the Company’s Board of Directors or stockholders is necessary to authorize the execution, delivery and performance by the

Company of the Related Agreements to which it is a party and the consummation by it of the transactions contemplated thereby.

4.3                               Valid and Binding Agreements.  Each Related Agreement to which the Company is a party, when executed and delivered by the Company, is or will be duly and validly executed and delivered by the Company, as applicable, and each Related Agreement to which the Company is or will become a party constitutes or will constitute a legal, valid and binding obligation of the Company, as applicable, enforceable against the Company in accordance with its respective terms, except as limited by the Enforceability Exceptions.

4.4                               Consents and Approvals.  Except as set forth in Section 1.3(b)(ii), the execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Related Agreements to which the Company is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company shall not, require the Company to provide notice to, obtain any consent of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority.

4.5                               No Violation.  The execution and delivery of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement do not, and the performance of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement, will not, (a) conflict with, violate or breach the Organizational Documents of the Company, (b) conflict with or violate any Law applicable to the Company or by which it or any of its assets or properties are bound or affected or (c) conflict with or result in any material breach or violation of or constitute a material default (or an event that with notice or lapse of time or both would become a material breach, violation or default) under, or impair the rights of the Company, or result in or give to others any rights of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of the Company pursuant to, any Contract or other instrument or obligation to which the Company is a party or is otherwise bound, or any Approval or Order to which the Company is a party or by which the Company or any of its assets or properties are bound or affected.

4.6                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 137,000 Ordinary Shares, all of which are duly issued and outstanding.  There is not, and never has been, any other class or series of equity security of the Company issued and outstanding other than the Ordinary Shares.  The Company does not hold any shares of Ordinary Shares in its treasury.  Except as set forth in the Shareholders Option, all of the outstanding shares of Ordinary Shares are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule III and are free and clear of all Liens.  All of the outstanding shares of Ordinary Shares (i) have been duly authorized, validly issued, and are fully paid and non-assessable, (ii) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable Laws and (iii) are not (except as set forth in the Company’s Organizational Documents, which in each case has either been complied with or waived) subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company’s Organizational Documents or any Contract to which the Company is a party or by which it is bound.  The rights, preferences and privileges of the Ordinary Shares are as set forth in the Company’s Organizational Documents.  The Company has delivered to Buyer true, accurate and complete copies of the stock ledger of the Company, which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

(b)                                 Except as set forth in the Shareholders Option, there are no securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any capital stock, securities or equity interests of the Company.  There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Ordinary Shares.  The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Ordinary Shares or any other securities or equity interests (or any options, warrants or other rights to acquire any shares of Ordinary Shares, securities or equity interests) of the Company or register for sale under the Securities Act any shares of Ordinary Shares or any other securities or equity interests of the Company.  There are no voting trusts, proxies or other agreements, arrangements or understandings between the Company and any Shareholder or, to the Knowledge of the Shareholders, among any Shareholders, with respect to the voting or transfer of the equity securities of the Company.

4.7                               No Subsidiaries.  The Company has no Subsidiaries.  The Company does not own and never has owned, directly or indirectly, any shares of capital stock, securities or equity interests in any Person.  The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise), directly or indirectly, in any Person.

4.8                               Permits.  The Company has, and has had at all relevant times, all Approvals that are or were necessary to conduct its business and own, lease and operate its properties and assets.  Section 4.8 of the Disclosure Schedule contains a correct and complete description of all Approvals held by the Company (the “Company Permits”).  Each Company Permit is valid and in full force and effect, no Company Permit is subject to any other Lien, limitation, restriction, probation or other qualification than what is set forth in the Permit and there is, to the Knowledge of the Shareholders, no default under any Company Permit or any basis for the assertion of any default thereunder.  The Company is in material compliance with the terms and conditions of each Company Permit.  None of the Company Permits will be adversely affected by the consummation of the transactions contemplated hereby.

4.9                               Assets.

(a)                                 The Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the assets (other than the Company Intellectual Property, which is addressed by the representations and warranties set forth in Section 4.22) reflected as owned in the Interim Balance Sheet (as defined in Section 4.11), acquired since the Interim Balance Sheet Date (as defined in Section 4.11) or that are otherwise material to the conduct of the Company’s business (the “Assets”), free and clear of all Liens, and none of the Assets are subject to any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

(b)                                 Except as set forth in Section 4.9(b) of the Disclosure Schedule, the Assets, together with the Company Intellectual Property, comprise all of the material assets, properties, rights and Contracts that are used in and necessary for the conduct of the Company’s business as currently conducted.  No Person other than the Company owns or has the right to use any of the Assets, and no Asset (where capable of possession) is in the possession of or under the control of any Person other than the Company.

(c)                                  All of the tangible Assets have been regularly and adequately maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Company’s business due to the condition of any of the Assets.

4.10                        Real Property.

(a)                                 The Company does not own, nor has it ever owned, any real property.

(b)                                 The Real Property Lease is the only lease, sublease, license, concession or other agreement or arrangement (written or oral) pursuant to which the Company holds any leasehold or subleasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.  The Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Shareholders, each other party thereto enforceable in accordance with its respective terms, except as limited by the Enforceability Exceptions, and, neither the Company nor, to the Knowledge of the Shareholders, each other party thereto is in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company or the other party thereto of any of the foregoing.  Except as set forth in Schedule 1.3(b)(ii), no consent of, or notice to, any third party is required under the Real Property Lease as a result of or in connection with, and the enforceability of the Real Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.  The Company has delivered to Buyer an accurate and complete copy of the Real Property Lease, as amended or otherwise modified and in effect, together with any extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(c)                                  The Company holds the Leased Real Property free and clear of all Liens, claims or rights of any third parties, and the possession of the Leased Real Property (the “Premises”) by the Company has not been disturbed and no claim has been asserted against the Company adverse to the Company’s rights in such Premises.  To the Knowledge of the Shareholders, all improvements, fixtures and structures on the Premises, and the current use of the Premises, conforms to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct and continuation of the business as being conducted on the Premises.  To the Knowledge of the Shareholders, all improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the use of such property and improvements.

(d)                                 The Company has not granted any leases or licenses, nor created any tenancies, affecting the Premises.  There are no other parties in possession of any portion of the Premises as trespassers or otherwise.

(e)                                  (i) the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, (ii) to the Knowledge of the Shareholders, there are no material disputes with respect to the Leased Real Property, (iii)  the Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, (iv) no security deposit or portion thereof deposited with respect to the Leased Real Property has been applied in respect of a breach or default under the Real Property Lease which has not been redeposited in full, (v) the Company (as applicable) has the right of use or occupancy of the entire portion of the Premises (including any rights to use of signage, parking space or similar adjacent space) leased pursuant to the Real Property Lease, (vi) the Company does not owe, or will not owe in the future as a result of entering into the Real Property Lease or exercising any option or termination right pursuant thereto, any brokerage commissions or finder’s fees with respect to the

Real Property Lease, and (vii) to the Knowledge of the Shareholders, the Company is not obligated to make any material repairs or improvements to the Premises.

4.11                        Financial Statements.  Section 4.11 of the Disclosure Schedule describes the following financial statements of the Company (collectively, the “Financial Statements”): the audited balance sheets and related statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 and the balance sheet and the related unaudited statements of income, cash flows and stockholders’ equity as of and for the four (4) month period ended April 30, 2019 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).  The Financial Statements were prepared in accordance with the Company’s books and records, are true, complete and correct, fairly and accurately present the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with applicable Law and GAAP, consistently applied (subject to the absence of footnote disclosure that if presented, would not differ materially from those included in the Financial Statements).

4.12                        No Undisclosed Liabilities.  Except for Liabilities disclosed in the Interim Balance Sheet and except as set forth in Section 4.12 of the Disclosure Schedule, the Company does not have any Liabilities, including any Liabilities arising out of any act or omission by the Company prior to the date hereof or any Liabilities for Indebtedness.

4.13                        Absence of Certain Events.  Since December 31, 2018, the Company has been operated only in the Ordinary Course of Business and there has not been any change, event, loss, development, damage or circumstance affecting the business, assets or properties of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, since December 31, 2018, the Company has not taken any of the following actions:

(a)                                 issued, sold, granted, disposed of, amended any term of, granted registration rights with respect to, pledged or otherwise encumbered any equity securities of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any equity securities of the Company, or any rights, warrants, options, calls, commitments or any other Contract to acquire any equity securities of the Company or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any equity securities of the Company;

(b)                                 redeemed, purchased or otherwise acquired or canceled any outstanding equity securities of the Company, or any rights, warrants, options, calls, commitments or any other Contract to acquire any equity securities of the Company;

(c)                                  amended any Organizational Document of the Company;

(d)                                 adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement and the Related Agreements and the transactions contemplated herein and therein);

(e)                                  except as set forth in Section 4.13(e) of the Disclosure Schedule, declared, set aside funds for the payment of or paid any dividend on, or made any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or made any payments to the Shareholders in their capacity as such;

(f)                                   split, combined, subdivided, reclassified or taken any similar action with respect to any shares of the Company’s capital stock;

(g)                                  formed any Subsidiary;

(h)                                 sold, transferred, leased, licensed, sublicensed, granted or otherwise disposed of any properties or assets of the Company, or amended or modified in any material way, terminated, renewed or extended the term of, any Material Contract (as defined in Section 4.19(a));

(i)                                     sold, transferred, leased, licensed, sublicensed, mortgaged, pledged, encumbered, granted or otherwise disposed of any Company Intellectual Property or any rights to Company Intellectual Property, omitted to take any action the consequence of which adversely affects or would be reasonably likely to adversely affect any rights of the Company to any Company Intellectual Property, amended or modified in any material way any existing agreements with respect to any Company Intellectual Property, disclosed trade secrets to a third party or failed to maintain or abandoned or permitted to lapse any rights of the Company to any Company Intellectual Property;

(j)                                    incurred or guaranteed any Indebtedness or created, incurred, suffered to exist or assumed any Lien on any of the assets or properties of the Company;

(k)                                 failed to maintain in full force and effect all insurance currently in effect with respect to the Company’s business, assets and properties;

(l)                                     departed materially from the Company’s past ordinary course pricing and discounting practices;

(m)                             initiated, settled, agreed to settle, waived or compromised any Action;

(n)                                 hired any employee, retained any independent contractor, or appointed any director of the Company;

(o)                                 amended the terms of employment of any employee or paid or set aside funds for the payment of any bonus or severance payment for any employee or former employee;

(p)                                 made, changed or revoked any material election concerning Taxes or Tax Returns, filed any amended Tax Return or any Tax Return inconsistent with past practice, entered into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settled any Tax claim or assessment or surrender any right to claim a refund of Taxes, requested any Tax ruling, or agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

(q)                                 made any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;

(r)                                    made any capital expenditure or capital expenditures in excess of €25,000 individually or in the aggregate;

(s)                                   acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;

(t)                                    made any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person; or

(u)                                 authorized, recommended, proposed, announced an intention or committed to do any of the foregoing, or agreed or entered into any Contract to do any of the foregoing.

4.14                        Legal Proceedings.

(a)                                 Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Shareholders, threatened against the Company or any of its officers, directors or employees (in their capacities as such) or against any Shareholder and the Company has not received any claim, complaint, incident, report, threat or notice of any such Action (other than Actions in respect of traffic violations or other minor offenses).  There is no Action pending or threatened against any other Person by the Company or any of its officers, directors or employees (in their capacities as such).

(b)                                 Section 4.14 of the Disclosure Schedule sets forth all Actions (other than Actions in respect of traffic violations or other minor offenses) that involved the Company or any Shareholder at any time during the past five (5) years and are no longer pending (the “Prior Actions”).  All of the Prior Actions have been concluded in their entirety and none of the Company or any of its officers, directors or employees (in their capacities as such) or any Shareholder has or will have any Liability with respect to the Prior Actions.  The Company has provided Buyer with all pleadings, Orders and formal written communications between the Company and any Governmental Authority relating to the Prior Actions.

(c)                                  There are no outstanding Orders against, involving, relating to or affecting the Company or its business, assets or properties and the Company is not in default with respect to any such Order.

4.15                        Compliance with Laws.

(a)                                 The Company has at all times complied and is in compliance with all Laws, including all Laws applicable to, involving or affecting the Company, its business, assets or properties or the Company Products, including all Laws with respect to any aspect of the employment or engagement of employees, officers and independent contractors of the Company and Laws relating to the environment or occupational health and safety.

(b)                                 The Company has not received any notice to the effect that, nor has otherwise been advised that, the Company is not in compliance with any Laws, and the Company does not have any reason to anticipate that any existing circumstances is likely to result in an Action or a violation of any Law.  No investigation or review by any Governmental Authority with respect to the Company, its business, assets or properties or any Company Product is pending or, to the Knowledge of the Shareholders, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

4.16                        Employment Matters.

(a)                                 Section 4.16 of the Disclosure Schedule sets forth, for each employee, officer and independent contractor of the Company, as of the date hereof, and a description of his or her (i) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, (vi) pension benefits, (vii) healthcare benefits (viii) terms of severance benefits, (ix) car allowance, (x) incentive schemes and (xi) any other benefits.  Section 4.16 of the Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company and each employee, officer and independent contractor.  Each Shareholder and each current and former employee, consultant and independent contractor of the Company has executed and delivered to the Company a confidentiality and inventions assignment agreement in favor of the Company in the form or forms made available to Buyer or such other forms that do not deviate in any material respect from such forms made available to Buyer.  No such employee, consultant or independent contractor has excluded any invention or other Intellectual Property from the applicability of any such confidentiality and inventions assignment agreement.  Any Person performing services for the Company who has been classified as an independent contractor has been correctly classified and is in fact not, and never was, a common law employee of the Company.  The Company has never leased any employees from any other Person.

(b)                                 To the Knowledge of the Shareholders, no employee, officer or independent contractor of the Company is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, non-solicitation, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or duty of loyalty) with the Company. No employee has given or received notice of termination and no such termination is, to the knowledge of the Shareholders threatening.

(c)                                  Except as set forth in Section 4.16 of the Disclosure Schedule the Company is not a party to or bound by any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting any employee, officer or independent contractor of the Company nor is the Company currently engaged in any labor negotiation or subject to any union organization effort in respect of the employees, officers or independent contractors of the Company.  The Company has not engaged in any unfair labor practice nor is it aware of any pending or threatened complaint regarding any alleged unfair labor practice in respect of the any employees, officers or independent contractors of the Company. The Company has no liability to any director or employee or to any former director or employee due to loss of office or employment or for redundancy or wrongful dismissal.

4.17                        Employee Benefits Matters.

(a)                                 All premiums and other payments required to be paid by the Company for purposes of any pension, healthcare, retirement, disability or life insurance benefits or similar have been fully and timely paid.

(b)                                 There are no unfunded liabilities or benefits for the Company with respect to any Shareholder, employee, directors or independent contract or any former Shareholder, employee, director or independent contractor that are not reflected in the Financial Statements.

(c)                                  The arrangements set forth in Section 4.17 of the Disclosure Schedule are the only arrangements under which the Company may become liable to make any benefit related payments.

4.18                        Taxes.

(a)                                 The Company has timely paid all Taxes required to be paid by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return, or has established an accrual or reserve on the Financial Statements with respect to such Taxes, in accordance with applicable Law and GAAP, consistently applied in accordance with the Company’s historical practices insofar as such practices are consistent with applicable Law and GAAP.  The Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business.  There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company.  The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes nor has the Company agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(b)                                 The Company has timely filed all Tax Returns that are required to have been filed by or with respect to the Company.  All such Tax Returns were, when filed, true, correct and complete in all material respects and were prepared in compliance with all applicable Laws in all material respects.  The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return (other than automatic extensions requested in the Ordinary Course of Business).  The Company has not received written notice of a claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and, to the Knowledge of the Shareholders, there is no such claim outstanding or pending. The Company has accrued sufficient reserves for all accrued taxes not yet due, the liability for which shall remain with the Shareholders.  At such time as such pre-Closing tax liability, determined taking into account the provisions of Section 6.10 of this Agreement, is paid by the Company (or the Buyer on its behalf), such amount shall be recoverable by the Buyer upon notice by the Buyer to the Escrow Agent under the Escrow Agreement, without any further action by any party thereto.

(c)                                  The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, creditor, Shareholder or other Person.

(d)                                 No deficiencies for any Taxes have been proposed or assessed by a Taxing Authority in writing against or with respect to any Taxes due by or Tax Returns of the Company and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company claimed, pending or raised by a Taxing Authority in writing.

(e)                                  The Company has not held any interest in real property located in the United States at any time in the five (5) year period prior to Closing.

(f)                                   The Company has disclosed on its income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of income Tax.

(g)                                  The Company is not a party to or bound by any tax sharing agreement or any similar Contract (other than any commercial agreement entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes).

(h)                                 The Company shall not be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting requested prior to the Closing Date; (ii) agreement entered into with any Taxing Authority prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amounts received or paid on or prior to the Closing Date; (v) intercompany transaction occurring prior to the Closing Date or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local, or foreign income Tax Laws) arising prior to the Closing Date; (vi) the application of the long-term method of accounting on or prior to the Closing Date; (vii) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument occurring prior to the Closing Date; or (viii) the application of the completed contract method of accounting, or (ix) other transaction that has the effect of deferring income (including the cash method of accounting) or accelerating deductions or otherwise shifting the basis of taxation from one period to another.

(i)                                     The Company has not distributed stock of another Person, nor, to the Knowledge of the Shareholders has its shares been distributed by another Person, in the two-year period ending on the Closing Date.

(j)                                    The Company does not have nor has it ever had a permanent establishment in any country other than Sweden.  The Company does not engage nor has it ever engaged in a trade or business in any foreign country that would cause the Company to be obligated to pay Taxes or file Tax Returns in such country other than Sweden.

(k)                                 There are no Tax Returns that have been audited or that are currently the subject of an Action.  The Company has delivered to Buyer correct and complete copies of all income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or after December 31, 2015.

(l)                                     The Company only pays Tax of any nature in Sweden and is not subject to Tax in any other jurisdiction.

(m)                             The Company has not been a party to any transaction that is required to be reported to a Governmental Authority as a transaction having the potential for tax avoidance or tax evasion.

(n)                                 All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by the Company has been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has timely complied in all material respects with all reporting requirements with respect thereto.

(o)                                 No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company after the Closing Date.

(p)                                 No agreement with any Governmental Authority is currently in force with respect to the determination of Taxes of the Company and there are no Tax rulings or requests for Tax rulings that could affect the liability for Taxes of the Company after the Closing Date.

(q)                                 The Company is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements (whether written or oral) between or among the Company and any related parties (including any Affiliate of the Company) and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s transactions or agreements with unrelated third parties.

(r)                                    The Company is not and has never been a party to a transaction or agreement in which the prices therein would be subject to adjustment pursuant to rules on transfer pricing in any relevant jurisdiction.

(s)                                   The representations and warranties in this Section 4.18 apply equally to any corporation, partnership, trust, joint venture, limited liability company, association, or other business entity in which the Company owns or controls, directly or indirectly, any interest.

(t)                                    There are and will be no stamp Taxes, stock transfer Taxes, or similar Taxes imposed on the Company as a result of the transactions contemplated hereby.

(u)                                 The Company has no liability for any Tax for any period or portion thereof before Closing of any member of any affiliated, combined, consolidated, or unitary group or similar group of companies of which the Company (or any predecessor) is or was a member on or prior to the Closing Date.

(v)                                 The Company has no liability for any Tax for any period or portion thereof before Closing, of any Person other than the Company, for which the Company is liable as a transferee or successor, by Contract, or by operation of Law,

4.19                        Contracts.

(a)                                 Section 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is otherwise bound (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Material Contracts”):

(i)                                     all Contracts for the acquisition, sale or lease of any properties or assets of the Company other than in the Ordinary Course of Business;

(ii)                                  all Contracts relating to the ownership, transfer or voting of any equity interests in the Company;

(iii)                               all Contracts or groups of related Contracts with the same party obligating the Company to pay, or obligating the counterparty or counterparties to pay to the Company, an amount in cash, goods, services or materials of €25,000 or more in any calendar year, including a list of all open purchase orders indicating the purchase order number and date, name of vendor and dollar amount of the purchase order;

(iv)                              all Contracts relating to any joint venture, partnership, strategic alliance, collaboration or co-promotion arrangement;

(v)                                 all Contracts relating to the conduct of research and development activities or clinical trials with respect to any Company Product;

(vi)                              all sales, agency, representative, distributor or similar Contracts;

(vii)                           all Contracts under which the Company subcontracts services to a third party;

(viii)                        all Contracts that contain a covenant not to compete or other covenant restricting any research, development, product design, manufacturing, supply, production, distribution, marketing, sale, commercialization or other similar activities;

(ix)                              all Contracts pursuant to which the Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other rights in connection with the Company’s business or other rights relating to any Company Product or service, technology, asset or territory of the Company;

(x)                                 all operating and capital leases;

(xi)                              all Contracts with any Governmental Authority;

(xii)                           all Contracts with any independent contractors of the Company or other Persons that have provided services to the Company;

(xiii)                        all Contracts with any academic institution or research center (or any person working for or on behalf of any of the foregoing);

(xiv)                       all Contracts pursuant to which the Company has created, incurred, assumed or guaranteed any Indebtedness of any third party and any guarantees of Indebtedness by third parties for the Company’s benefit;

(xv)                          all Contracts granting or permitting any Lien on any of the assets or properties of the Company;

(xvi)                       all Contracts pursuant to which (A) the Company is granted by any other Person, or grants to any other Person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any Company Intellectual Property (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than €25,000), or (B) any research or development activities are conducted with respect to any of the Company Products or any Company-Owned Intellectual Property or, to the Knowledge of the Shareholders, any Company Licensed Intellectual Property;

(xvii)                    any Contracts providing for indemnification by the Company other than customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business;

(xviii)                 any Contract (other than as set forth above) that is material to the Company Products or the Company or its business, assets or properties; and

(xix)                       any Contract to enter into or negotiate the entering into of any of the foregoing.

The Company has delivered to Buyer complete and accurate copies of all Material Contracts including all amendments and other changes thereto, and any proposals or draft versions of any Contracts that, if executed, would constitute Material Contracts.

(b)                                 Except as set forth in Section 4.19(b) and (c) of the Disclosure Schedule, the Company is not in breach or default under the terms of any Material Contract and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default, nor has the Company received any notice of any breach or default or alleged breach or default under any Material Contract.  To the Knowledge of the Shareholders, no other party to any Material Contract is in breach or default under the terms thereof, and, to the Knowledge of the Shareholders, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any notice of any breach or default by any such party.

(c)                                  The Material Contracts have been entered into in the Ordinary Course of Business, are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Shareholders, the other parties thereto.  The Company has not received any notice from any other party to any Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Shareholders, is there, except as set forth in Section 4.19(b) and (c) of the Disclosure Schedule, any basis therefor.

(d)                                 Except as set forth in Schedule 1.3(b)(ii), no consent of, or notice to, any third party is required under any Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

4.20                        Transactions with Affiliates.  Section 4.20 of the Disclosure Schedule describes all Contracts or transactions to or by which the Company, on the one hand, and any officer, director, Shareholder or employee of the Company or, to the Knowledge of the Shareholders, any family member or Affiliate of any such officer, director, Shareholder or employee, on the other hand, are or have been a party or otherwise bound or that are currently pending or in effect.  No officer, director, Shareholder or employee of the Company nor, to the Knowledge of the Shareholders, any family member or Affiliate of any such officer, director, Shareholder or employee, (a) owns, directly or indirectly, any interest in (i) any asset or other property used in or held for use in connection with the operation of the Company’s business or (ii) any Person that is a supplier, customer, vendor, distributor or competitor of the Company, (b) serves as an officer, director or employee of any Person that is a supplier, customer, vendor, distributor or competitor of the Company or (c) is a debtor or creditor of the Company.

4.21                        Insurance.  Section 4.21 of the Disclosure Schedule describes, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company. There are no  insurance claims in excess of €20,000 made by the Company in the past five (5) years thereunder or under any predecessor policy. Section 4.21 of the Disclosure Schedule includes a reference to complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto, indicating for each such policy the expiration date thereof.  There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies.  Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies.  To the Knowledge of the Shareholders, the Company has not failed to give proper notice of any claim under any such policy in a valid and timely fashion.  The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the date hereof or within the past five (5) years.  There are no self-insurance arrangements affecting the Company.

4.22                        Intellectual Property.

(a)                                 Section 4.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all Patents, Trademarks (including unregistered Trademarks), Internet domain names and registered Copyrights included in the Company Intellectual Property (“Registered Company IP”), indicating for each, (i) the name (or names for co-applicants/registrants/owners) of applicant/registrant and current owner, (ii) the applicable jurisdiction, registration number (or application number), (iii) the date issued (or date filed), (iv) the status (including the next action or payment and date due), (v) the title or trademark, (vi) all fees, responses, and actions falling due within three (3) months of the First Closing.  All registered and applied for Registered Company IP that are currently pending are in compliance with applicable legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to Patents), are valid and enforceable, have not been adjudged to be invalid or unenforceable in whole or in part, and are not subject to any fees, responses or actions falling due within thirty (30) days after the First Closing Date.  The Company has fully complied with any duty of disclosure to any patent office having such a requirement in connection with the Registered Company IP.  No Trademark included in the Registered Company IP has been or is now involved in any cancellation proceeding before any authority and, to the Knowledge of the Shareholders, no such Action is threatened with respect to any such Trademark.  All Trademarks included in the Company Intellectual Property have been in continuous use by the Company since they were first used by the Company.  To the Knowledge of the Shareholders, there has been no prior use of such Trademarks by any Person that would confer upon such Person superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in their respective registration certificates or identified in their respective pending applications.  No Patent included in the Registered Company IP has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding before any authority.  No Copyright registration or copyrightable work included in the Registered Company IP has been or is now involved in any litigation.  To the Knowledge of the Shareholders, there are no (i) Trademarks of any third party potentially conflicting with the Trademarks included in Company Intellectual Property, or (ii) Patents of any third parties potentially interfering with the Patents included in the Company Intellectual Property.

(b)                                 There are no Contracts pursuant to which (i) the Company is granted by any other Person, or grants to any other Person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any Company Intellectual Property (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than €25,000 that are not incorporated into any Company Product), (ii) any research or development activities are conducted with respect to any of the Company Products or any Company-Owned Intellectual Property or, to the Knowledge of the Shareholders, any Company Licensed Intellectual Property, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Company-Owned Intellectual Property (collectively, the “IP Agreements”), indicating for each the title, the parties, the date executed, and whether or not it is exclusive.  With respect to each IP Agreement: (i) the IP Agreement is in full force and effect and represents the entire understanding between the respective parties with respect to the subject matter of such IP Agreement; (ii) the IP Agreement will remain in full force and effect on terms identical to those currently in effect following the consummation of the transactions contemplated by this Agreement; (iii) the Company is not in breach or default under the terms of the IP Agreement and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default on the Company’s part, nor has the Company received any notice of any breach or default or alleged breach or default under such IP Agreement; to the Knowledge of the Shareholders, no other party to such IP Agreement is in breach or default under the terms thereof, and, to the Knowledge of the Shareholders, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any notice of any breach or default by any such party; (iv) the Company has not received any notice from any other party to the IP Agreement of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Shareholders, is there any basis therefor; and (v) no consent of, or notice to, any third party is required under the IP Agreement as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of such IP Agreement will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(c)                                  The Company is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to Company-Owned Intellectual Property, and has the full and exclusive right to use Company-Owned Intellectual Property for the life thereof for the purpose set forth in Section 4.22(a) of the Disclosure Schedule, and has the valid right to use all Company Licensed Intellectual Property pursuant to the terms of the applicable IP Agreement and the Company-Owned Intellectual Property and, to the Knowledge of the Shareholders, the Company Licensed Intellectual Property, is free and clear of any covenants not to sue, Liens, joint ownership obligations or duties, Orders or any determination of an arbiter placed by the Company or placed upon the Company’s interest.

(d)                                 The Company Intellectual Property constitutes all of the Intellectual Property used in or, to the Knowledge of the Shareholders, necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, including all Intellectual Property necessary to design, manufacture, market, sell, distribute and use the Company Products and perform services related to the Company’s business.

(e)                                  Except as set forth in Section 4.22(e) of the Disclosure Schedule, no royalties are payable by the Company to any Person for the use of or right to use any Company Intellectual Property.  All Company-Owned Intellectual Property used in or necessary to the conduct of the Company’s business as presently conducted is the sole and exclusive property of the Company and was either created, prepared, developed or conceived by (i) employees within the scope of their employment, or (ii) by independent contractors or other Persons providing services to the Company that have duly assigned their rights (including all Intellectual Property) to the Company pursuant to written agreements that comply with applicable Law to effectuate an assignment, including requirements regarding remuneration or compensation, and, to the Knowledge of the Shareholders, all Company-Owned Intellectual Property developed by an independent contractor or other Person not employed by the Company (y) was developed without using his or her employer’s equipment, supplies, facilities, confidential information or trade secret information, and (z) was not developed on his or her employer’s time, and none of such Company-Owned Intellectual Property related, at the time of conception or reduction to practice, to the business, or actual or demonstrably anticipated research or development of, or confidential information of, such independent contractor’s or other Person’s employer, nor resulted from any work performed by such independent contractor or other Person for his or her employer.  To the Knowledge of the Shareholders, no present or former independent contractor engaged by the Company or other Person that has provided services to the Company has violated any agreement between any such Person and such Person’s current or former employer.  None of the Company-Owned Intellectual Property and, to the Knowledge of the Shareholders, no Company Licensed Intellectual Property, is involved in any inventorship challenge, interference, reexamination, conflict, nullity, or opposition proceeding, and there has been, to the Knowledge of the Shareholders, no threat to the Company that any such proceeding will hereafter be commenced.

(f)                                   The use or other exploitation of the Company-Owned Intellectual Property and, to the Knowledge of the Shareholders, the Company Licensed Intellectual Property, and the operation of the Company’s business, when conducted in substantially the same manner following the First Closing, has not or does not infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices.  The Company has not received notice of any allegation that the use of any Company Intellectual Property or the conduct of the Company’s business, as currently conducted or proposed to be conducted, including the use of Company Products, would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  To the Knowledge of the Shareholders, no Person is misappropriating, infringing, violating or making unlawful use of any Company Intellectual Property, nor is the Company aware of any basis for such a claim.  There is no Action pending or, to the Knowledge of the Shareholders, threatened alleging that the conduct of the Company’s business or the Company Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  The Company has not threatened to bring, and the Company has not brought, any Action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)                                  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership or other rights in and to any of the Company Intellectual Property or under any of the IP Agreements, require the Company or Buyer to grant to any third party any right to any Company Intellectual Property or obligate the Company or Buyer to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties by the Company prior to the First Closing.  No funding, facilities or personnel of any Governmental Authority were used by the Company to develop any Company-Owned Intellectual Property.  The Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(h)                                 There is no Software which is owned by the Company (“Company Software”), licensed or otherwise used by the Company except for off-the-shelf Software licensed under a shrink wrap agreement with a replacement cost and/or annual license fees of less than €10,000 that is not incorporated into any Company Product. There is no Software that is subject to an escrow agreement to which the Company is a party to or a beneficiary.  To the Knowledge of the Shareholders, all Software licensed from third parties by the Company, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the owned Software, the applications can be compiled from their associated source code without undue burden.  The Company does not export any Company Software.  No rights in any Company Software have been transferred to any third party. The Company is the sole and exclusive owner of the entire and unencumbered right, title, and interest in the Company Software, and has the right to use all software development tools, library functions, compilers, and other third party Software that are currently used in the operation and/or modification of the Company Software.  To the Knowledge of the Shareholders, the Company Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(i)                                     There is no Open Source Software that is distributed by the Company.  No Open Source Software is used by the Company.  The Company has not used Open Source Software that creates, or purport to creates, obligations for the Company to grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including using any Open Source Software that requires, as a condition of use, modification or distribution of the Open Source Software that other Software incorporated into, derived from or distributed with the Open Source Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(j)                                    All of the Company Software incorporated in, underlying or used with the Company Products have been created by employees of the Company within the scope of their employment by the Company, or by independent contractors of the Company or an Affiliate thereof or other Persons providing services to the Company who have executed agreements expressly assigning all right, title and interest in such Company Software to the Company.  No portion of such Company Software was jointly developed with any third party.

(k)                                 The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information and Trade Secrets included in the Company-Owned Intellectual Property or governed by IP Agreements with respect to Company Licensed Intellectual Property.  Except pursuant to confidentiality obligations in favor of the Company, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Company-Owned Intellectual Property, or to the Knowledge of the Shareholders, in the Company Licensed Intellectual Property.  Without limiting the foregoing, the Company has required each employee, consultant, independent contractor and Person providing services to the Company or any Affiliate thereof with access, or to whom it has disclosed its confidential information, to execute Contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such Contracts.  Each employee, consultant, independent contractor or business relation of or Person providing services to the Company or any Affiliate thereof who (i) are or were involved in the creation of any Company-Owned Intellectual Property or (ii) have created any Company-Owned Intellectual Property, have executed Contracts that irrevocably assign to the Company on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property.  To the Company’s knowledge, no employee, consultant or independent contractor of or Person providing services to the Company or any Affiliate thereof is in violation of any term of any such agreement, including any patent disclosure agreement or other employment Contract or any other Contract or agreement relating to the relationship of any such employee, consultant, independent contractor or service provider with the Company or any Affiliate thereof.  All authors of any works of authorship in the Company-Owned Intellectual Property have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Law or such authors prepared such works in jurisdictions that do not recognize moral rights.  To the Knowledge of the Shareholders knowledge, no current or former employee, consultant, contractor or potential partner or investor of the Company or any Affiliate thereof is in unauthorized possession of any of the confidential information, Trade Secrets or Company Software included in the Company Intellectual Property.

4.23                        Privacy; IT Security.  The Company is and has been in material compliance with (a) all applicable Laws specifically related to the collection, storage, use, sharing, transfer, disposition, protection and processing of Protected Information and (b) all privacy policies and other related policies, programs and other notices of the Company.  The Company has not been subject to any security breaches with respect to any Protected Information.  There have not been any Actions conducted or asserted by any other Person (including any Governmental Authority) regarding any collection, use or disclosure of any Protected Information by or on behalf of the Company (including in connection with any clinical trials conducted with respect to any of the Company Products) or any violation of applicable Laws; and the Company has not received any notices, correspondence or other communications from any Person or Governmental Authority alleging any of the foregoing, and no such claim has been threatened or is currently pending.  All consents required to be obtained in connection with the provision by the Company to Buyer of Protected Information in connection with Buyer evaluating or proceeding with the transactions contemplated by this Agreement have been obtained.  The Company has advised Buyer of all of the purposes for which such Protected Information was collected.  To the Knowledge of the Shareholders, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company that would compromise or impair to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company notify a third Person of such unauthorized access.  The consummation of the transactions contemplated hereby will not violate any applicable Law or privacy policy or other related policies or programs of the Company.

4.24                        Absence of Restrictions on Business Activities.  Except as set forth in Section 4.24 of the Disclosure Schedule, there is no Contract or Order binding upon the Company or any of its assets or properties or any Affiliate of the Company that has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or Buyer, any acquisition of property (tangible or intangible) by the Company or Buyer, the conduct of the Company’s business or otherwise limiting the freedom of the Company or Buyer to engage in any line of business or to compete with any Person.

4.25                        Books and Records.  The books and records of the Company which have been delivered or made available to Buyer are complete and accurate in all material respects.

4.26                        Regulatory Matters.  Except as set forth in Section 4.26 of the Disclosure Schedule, no investigation or review by any Regulatory Authority with respect to the Company, its business, assets or properties or any Company Product is pending or, to the Knowledge of the Shareholders, threatened, nor has any Regulatory Authority indicated an intention to conduct the same.

4.27                        Relationships with Customers and Distributors.  Section 4.27 of the Disclosure Schedule sets forth a true, correct and complete description of all of the customers and distributors of the Company in order of net revenue for each of the years ended December 31, 2017 and December 31, 2018 and for the four (4) month period ended April 30, 2019.  There are not, and have not been during the two (2)-year period preceding the date hereof, any material disputes with any customer or distributor of the Company.  No Company customer or distributor has (i) cancelled or otherwise terminated any Contract prior to the expiration of such Contract’s term, (ii) cancelled or has threatened to cancel or otherwise terminate its relationship with the Company, (iii) materially reduced or has threatened to materially reduce its purchases from the Company, or (iv) has sought or, to the Knowledge of the Shareholders, is seeking to change the amounts payable by the Company in connection with the purchase of any Company Products or services, or has notified the Company of any intention to do any of the foregoing, including after the consummation of the transactions contemplated hereby.

4.28                        Accounts Payable.  Section 4.28 of the Disclosure Schedule lists, as of the date hereof, all accounts payable of the Company and the aging of such accounts payable.

4.29                        Accounts Receivable.  Section 4.29 of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Company as of the date hereof, together with an aging schedule indicating a range of days elapsed since invoice.  All of the accounts receivable of the Company (a) are valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (b) are carried at values determined in accordance with applicable Law and GAAP consistently applied, (c) are not subject to valid counterclaims or setoffs other than in the Ordinary Course of Business and (d) are collectible in accordance with their terms.  No Person has any Lien on any accounts receivable of the Company.

4.30                        Product Liability Claims.  The Company has not received notice or information as to any Action or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, based upon strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability in connection with any services or products manufactured, designed, distributed or otherwise put in commerce by or in connection with any service provided by the Company, including any Company Product.

4.31                        Product and Service Warranties.  Except as set forth in Section 4.31 of the Disclosure Schedule, (i) all Company Products manufactured, sold or delivered by the Company during the past three years have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties; (ii) no Company Products manufactured, sold or delivered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale other than any immaterial deviations from the applicable standard terms and conditions in the Ordinary Course of Business; (iii) the Company has not been notified of any claims for and to the Knowledge of the Shareholders, there are no threatened claims for any extraordinary product returns, warranty obligations or product services relating to any of its Company Products or services; and (iv) there have been no product Recalls, withdrawals or seizures by any Governmental Authority with respect to any Company Products manufactured, sold or delivered by the Company during the past three (3) years.  The Company has delivered to Buyer correct and complete copies of all forms of the Company’s standard terms and conditions for the sale of the Company Products that the Company has used prior to the date hereof.

4.32                        Foreign Operations; Export Control; Certain Business Practices.

(a)                                 The Company is and has at all times been in compliance with all relevant anti-boycott Laws and guidelines.

(b)                                 The Company is and has at all times been in compliance with any and all import or export control or sanctions Laws of any applicable jurisdiction.

(c)                                  The Company has at all times been in compliance with any and all applicable import Laws of any applicable jurisdiction.

(d)                                 None of the Company or any director, officer, agent, employee or other Person acting on behalf of the Company (including any Affiliate of the Company) has, directly or indirectly, (i) violated, or been investigated or made any voluntary disclosures to any Governmental Authority with respect to any violation or potential violation of, any Anti-Corruption Law and, to the Knowledge of the Shareholders, there are no facts or circumstances that could reasonably be expected to form the basis for any such violations, investigations or voluntary disclosures, (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (iii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign, or (iv) made any other unlawful payment of a type similar to those described in this Section 4.32(d).

(e)                                  None of the Company or any director, officer, agent, employee or other Person acting on behalf of the Company (including any Affiliate of the Company) has, directly or indirectly (i) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property or benefit, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Law, (ii) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (iii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (v) established or maintained any fund that has not been recorded in the books and records of the Company.

(f)                                   To the Knowledge of the Shareholders, the Company has not been a party to any Contract with, conducted business with or participated in any transaction involving, (i) any Person identified on OFAC’s list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program, (ii) any Governmental Authority with respect to which the United States or any jurisdiction in which the Company is operating or located administers or imposes economic or trade sanctions or embargoes, (iii) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a Governmental Authority or (iv) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Authority either within or outside the United States with whom it is illegal to conduct business pursuant to applicable Laws, in each case in violation of any applicable Law.

4.33                        No Brokers.  None of the Company or any of its Representatives has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to or is subject to any claim of, any broker, finder, investment banker or other agent or intermediary in connection with the transactions contemplated by this Agreement.

4.34                        No Material Misstatement.  No representation or warranty or other statement made by the Company in this Agreement or otherwise in connection with the sale and purchase of the Shares contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Shareholders as of the date hereof and as of each Closing Date as follows:

5.1                               Organization.  Buyer is a corporation duly formed and validly existing under the Laws of the State of Delaware.

5.2                               Authorization; Binding Obligation.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer and no other corporate proceedings on Buyer’s part are necessary to authorize this Agreement or any Related Agreement to which it is, or will become, a party or to consummate the transactions so contemplated herein and therein.  This Agreement has been duly and validly executed and delivered by Buyer, and each Related Agreement to which Buyer is a party, when executed and delivered by Buyer is or will be duly and validly executed and delivered by Buyer and this Agreement constitutes, and each Related Agreement to which Buyer is or will become a party when executed and delivered by Buyer constitutes or will constitute, a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except as limited by the Enforceability Exceptions.

5.3                               Consents and Approvals.  The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer shall not, require Buyer to provide notice to, obtain any Approval of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority.

5.4                               No Violation.  The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer, will not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law applicable to Buyer, or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material Contract to which Buyer is a party, in any case, except where such conflict or breach would not reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

5.5                               Legal Proceedings.  There is no Action pending or, to the actual knowledge of Buyer, threatened by or against or affecting Buyer that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent Buyer from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

5.6                               Investment Intention and Accredited Investor.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares.  Buyer is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of the Shares.  Buyer understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable state securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws.  Buyer understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.  Buyer is an “Accredited Investor” as such term is defined in the rules promulgated pursuant to the Securities Act.

5.7                               SEC Reports.

(a)                                             Buyer has on a timely basis filed all forms, reports, and documents required to be filed by it with the SEC since December 6, 2017, copies of which are available on the SEC’s website through EDGAR (such forms, reports, registration statements, and other documents are collectively referred to herein as the “Buyer SEC Reports “).  No Subsidiary of Buyer is, or since December 6, 2017 has been, required to file any form, report, registration statement, or other document with the SEC.  As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b)                                             Each of the Buyer SEC Reports (i) as the date of the filing of such report, complied with the requirements of the Securities Act, the Exchange Act, and the SOX, the rules and regulations thereunder, and (ii) as of its filing on the date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)                                              Buyer is, and since December 7, 2017 has been, in compliance with the applicable listing rules and corporate governance rules and regulations of The Nasdaq Global Market.

ARTICLE VI
COVENANTS

6.1                               Non-Competition, Non-Solicitation and Confidentiality.

(a)                                 For a period of five (5) years from and after the First Closing Date, no Shareholder or any Affiliate of any such Shareholder shall, nor shall any Shareholder permit, cause or encourage any of such Shareholder’s Affiliates to:

(i)                                     compete in any manner with the Company’s business (as operated by the Company, Buyer or their respective Affiliates following the Closings), including engaging or participating in, directly or indirectly, any business or activity anywhere in the world involving or relating to the design, development, manufacture, commercialization, marketing, sale, offer for sale or distribution, directly or indirectly, of any product or service that is (A) competitive with any Company Product or (B) relates to the detection and/or monitoring of brain injury or neurodegenerative disease (a “Prohibited Activity”), or otherwise direct, manage, advise, assist, consult with, invest in, lend money to or have any other financial interest in, directly or indirectly, any Person that engages or participates in, directly or indirectly, any Prohibited Activity; provided, however, each Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person;

(ii)                                  solicit, induce or attempt to solicit or induce any customer, supplier, vendor or other business relation of the Company or Buyer to terminate or change its relationship with the Company, Buyer or any of their respective Affiliates or to divert any business from, or reduce the amount of products or services sold by, the Company, Buyer or any of their respective Affiliates, in any case, with respect to the Company’s business as operated by the Company, Buyer or any of their respective Affiliates following the Closings; or

(iii)                               recruit, solicit, offer employment to, employ or engage as a consultant or otherwise, (x) any Person who provides services related to the Company’s business to the Company, Buyer or any of their respective Affiliates or (y) any Person who provided services related to the Company’s business to the Company, Buyer or any of their respective Affiliates at any time during the previous twelve (12) months.

(b)                                 The Shareholders acknowledge and agree that Buyer expects each Shareholder to protect the confidentiality of all trade secrets and other confidential and proprietary information relating to, or used in connection with, the operation of the Company’s business, assets and properties, including confidential information included in the Company Intellectual Property (collectively, the “Confidential Information”).  Accordingly, each Shareholder hereby covenants and agrees that, from and after the date hereof, such Shareholder shall hold the Confidential Information in the strictest confidence and shall not use or disclose to any Person, directly or indirectly, any Confidential Information for any purpose whatsoever; provided, however, that a Shareholder may disclose Confidential Information (i) as is required by Law or by legal, judicial or regulatory process; or (ii) that has become available to the public generally other than by acts by such Shareholder or such Shareholder’s Representatives in violation of this Agreement or any other obligation of confidentiality; provided that, prior to making any such disclosure in the case of the foregoing clause (i), such Shareholder shall provide reasonable advance notice to Buyer and reasonable assistance to Buyer in attempting to obtain a protective order or other appropriate remedy concerning such disclosure.  Each Shareholder agrees that such Shareholder shall be responsible for any breach or violation of the provisions of this Section 6.1 by any of such Shareholder’s Affiliates or any such Affiliates’ Representatives.

(c)                                  The Company and each Shareholder acknowledge that the covenants contained in this Section 6.1 are a material and substantial part of the transaction contemplated by this Agreement, without which Buyer would be unwilling to enter into this Agreement or consummate the transactions contemplated hereby.

(d)                                 The Company and each Shareholder acknowledge and agree that (i) the provisions of this Section 6.1 are necessary and reasonable to protect the Confidential Information and the goodwill of the Company; (ii) the specific time, geography and scope of the provisions set forth in this Section 6.1 are reasonable and necessary to protect the business interests of Buyer and its Affiliates; and (iii) in the event of a breach of any agreement set forth in this Section 6.1, Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.  In recognition of the foregoing, the Company and each Shareholder agree that in the event of a breach or threatened breach of any of the provisions set forth in this Section 6.1, in addition to such other remedies as Buyer may have at Law, without posting any bond or security or requirement for proof of actual damages, Buyer shall be entitled to seek equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.  The seeking of such injunction or Order shall not affect Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(e)                                  If any provision of this Section 6.1 is held by a Court to be overly broad in duration, geographical coverage, substantive scope, or otherwise, that provision will be narrowed to the broadest term permitted by applicable Law and enforced as so narrowed, and such Court is hereby given express authority by the undersigned to modify the offending provisions hereof without the signature or prior consent of the Company or any Shareholder to the extent necessary to make them enforceable to the fullest extent permitted under applicable Law.  Each provision of this Section 6.1 restricting the activities of the Shareholders in any way is intended to be separate from and enforceable separately from each such other provision.

6.2                               Conduct of Business.  Except as expressly permitted by this Agreement, or with the prior written consent of Buyer, in its sole discretion, or as required by applicable Laws, from the date of this Agreement until the First Closing Date or the earlier termination of this Agreement pursuant to Section 1.4, the Company shall (a) conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (b) maintain and preserve intact/ its present business organization and the goodwill of those having business relationships with it and retain the services of its present employees, (c) maintain in full force and effect all insurance policies and (d) not take any of the actions set forth in Section 4.13.

6.3                               Actions Required to Consummate the Closings.  Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Closing Dates or the earlier termination of this Agreement pursuant to Section 1.4, each of the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing to be satisfied and to consummate each Closing. Without limiting the foregoing, Inro Biomedtek Aktiebolag and Norsun konsult AB jointly and severally undertake to cause the Option Shares to be duly transferred to the Buyer pursuant to the terms of this Agreement at the Second Closing.

6.4                               Exclusivity.  The exclusivity period under that certain non-binding letter of intent, effective April 25, 2019, as amended on June 7, 2019, shall continue in effect until the Second Closing Date or the earlier termination of this Agreement pursuant to Section 1.4.

6.5                               Public Announcements.  No party shall issue or permit any of its respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties; provided however, that Buyer shall be permitted to issue a press release following the First Closing, the content of which shall be reviewed and approved by the Shareholders’ Representative.  Notwithstanding anything to the contrary in this Section 6.5, no party shall be prohibited from making any disclosure (a) required by applicable Laws (in which case the party required to make the release or statement shall allow the other parties reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by applicable Laws and consider in good faith any comments thereto provided by such other parties) or (b) made in connection with the enforcement of any rights or remedies relating to this Agreement or the transactions contemplated hereby. The Shareholders acknowledge that pursuant to the United States securities laws, Buyer will be required to disclose the material terms of this Agreement and to file this Agreement as an exhibit to a public filing with the SEC.

6.6                               Post-Closing Inquiries.  The Shareholders shall not take any action that is designed or intended to have the effect of discouraging any licensor, supplier, distributor, customer or any other Person from establishing and maintaining a relationship with the Company, Buyer or any of their respective Affiliates after the First Closing.  From and after the First Closing, the Shareholders shall refer all inquiries from the Company’s business relations to Buyer and the Company.

6.7                               Post-closing Operation of the Business.  The Buyer covenants and agrees that it shall use commercially reasonable efforts in the Ordinary Course of Business:

(a)                                 During the period commencing on the date hereof and extending until the date that is no less three (3) years hence, to maintain the Company’s facilities at Umea, Sweden;

(b)                                 To continue selling the Company Products to the Company Customers for not less than one (1) year following the date hereof;

(c)                                  To honor the Supply Agreements; and

(d)                                 During the period commencing on the date hereof and extending until the date that is three (3) years hence, to maintain the employment of the Company Employees.

The Buyer shall not be responsible or liable for any failure or delay in the performance of its obligation under this Section 6.7 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action.

6.8                               Cooperation and Exchange of Information.  Buyer, Company and the Shareholders shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any required form or notice required by any Governmental Authority in connection with the transactions contemplated by this Agreement.  Such cooperation and information shall include providing relevant financial statements and information necessary for the applicable party to file or otherwise furnish any reports, financial information (including pro forma financial information) required by a Governmental Authority.  Prior to transferring, destroying or discarding any records of such cooperation or information, Buyer, Company or the Shareholders (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

6.9                               Tax Elections.  At its sole discretion, the Buyer may make a Tax election under Section 338 of the Code.

6.10                        Additional Tax Items.  In any case in which it is necessary under this Agreement to determine the portion of a Tax that relates to the period prior to Closing or the period after Closing, the amount of Taxes allocable to the portion of the period ending on the Closing Date shall be determined as follows: In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period to which the Tax applies.  In the case of Taxes not described in the previous sentence (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis,

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1                               Survival.  Each of the representations and warranties contained in this Agreement or any schedule or certificate delivered by or on behalf of any party hereto pursuant to this Agreement shall survive the Closings for a period of eighteen (18) months after the First Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.22 (the “IP Representation”) (except Subsection (c) thereof) shall remain in full force after the Closings for a period of twenty-four (24) months after the First Closing Date and (ii) the Fundamental Representations shall remain in full force after the Closings until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty, or such later time as may be extended by tolling periods and other extensions.  For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closings and remain in effect indefinitely.

7.2                               Indemnification by the Shareholders.

(a)                                 From and after the First Closing, the Shareholders will indemnify, defend and hold harmless Buyer and its Subsidiaries, Affiliates, successors and assigns, and the respective Representatives of each of the foregoing (the “Buyer Indemnified Persons”), from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly or indirectly by, such Buyer Indemnified Person that arise out of, relate to or result from or as a consequence of any of the following:

(i)                                     the breach or inaccuracy of any representation or warranty of the Shareholders contained in ARTICLE IV or any Related Agreement or any schedule or certificate delivered hereunder or thereunder;

(ii)                                  the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of the Shareholders’ Representative contained in this Agreement;

(iii)                               any inaccuracies with respect to the First Closing Statement or the Second Closing Statement;

(iv)                              any claim by or on behalf of any Person (including any current or former holder of any capital stock or equity interest of the Company or any instrument convertible into any capital stock or equity interest of the Company, or any heir, successor, transferee or assignee thereof) regarding this Agreement or the transactions contemplated hereby, including that such Person is entitled to receive any consideration in connection with the transactions contemplated hereby or an amount in excess of the amounts indicated on the First Closing Statement or the Second Closing Statement or that any director of the Company breached his fiduciary duties in connection with the approval of the transactions contemplated hereby; or

(v)                                 the matters listed on Schedule 7.2(a)(v).

(b)                                 In addition to the obligations set forth in Section 7.2(a), from and after the First Closing, each Shareholder, severally and jointly, shall indemnify, defend and hold harmless the Buyer

Indemnified Persons from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly by, such Buyer Indemnified Person that arise out of, relate to or result from or as a consequence of any of the following:

(i)                                     the breach or inaccuracy by such Shareholder of any representation or warranty made by such Shareholder contained in ARTICLE III; or

(ii)                                  the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of such Shareholder contained in this Agreement.

(c)                                  Subject in all cases to Section 7.7:

(i)                                     any Losses that a Buyer Indemnified Person is entitled to recover pursuant to Section 7.2(a)(i) (other than Losses resulting from or arising out of any breach or inaccuracy of any Fundamental Representation, the IP Representation or the representations and warranties contained in Section 4.13 (the “Absence of Certain Events Representation”) shall be satisfied solely from the Indemnity Escrow Fund;

(ii)                                  any Losses that a Buyer Indemnified Person is entitled to recover pursuant to Sections 7.2(a)(ii)-(v) or resulting from or arising out of any breach or inaccuracy of any Fundamental Representation or the IP Representation shall be satisfied, at Buyer’s election, (i) from the Indemnity Escrow Fund, (ii) by setting off any amounts owed (or to become due and owing) by Buyer to the Shareholders pursuant to this Agreement or any Related Agreement, if any, or (iii) by each Shareholder, severally and jointly, upon demand by wire transfer of immediately available funds to an account or accounts designated in writing by such Buyer Indemnified Person;

(iii)                               Any Losses that a Buyer Indemnified Person is entitled to recover pursuant to Section 7.2(b) shall be satisfied, at Buyer’s election, (A) from the Indemnity Escrow Fund, (B) by setting off any amounts owed (or to become due and owing) by Buyer to the Shareholders pursuant to this Agreement or any Related Agreement, if any, or (C) by the Shareholder that committed such breach, upon demand by wire transfer of immediately available funds to an account or accounts designated in writing by such Buyer Indemnified Person.

7.3                               Limitations on Indemnification by Shareholders.  Subject to the provisions of Section 7.7:

(a)                                 The Buyer has not relied on any explicit or implicit representations and warranties, whether arising out of the Sales of Goods Act (1990:931), which principles shall not be applied under this Agreement, or any other statute or legal principle, beyond the representations and warranties set forth in Article III and Article IV of this Agreement, as supplemented and qualified by the Disclosure Schedule.

(b)                                 No indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 7.2(a)(i) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons thereunder exceeds $50,000, whereupon the Buyer Indemnified Persons shall be entitled to receive the full amount of all Losses (including the first $50,000 of such Losses); provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any Fundamental Representation, the Absence of Certain Events Representation or the IP Representation.

(c)                                  The maximum aggregate liability of the Shareholders for all Losses arising under Section 7.2(a)(i) (other than Losses resulting from or arising out of any breach or inaccuracy of any Fundamental Representation, the Absence of Certain Events Representation, or the representations and warranties contained in the IP Representation) shall not exceed an amount equal to the Indemnity Escrow Fund.

(d)                                 The maximum liability of each Shareholder for all Losses arising under Section 7.2(a)(i) resulting from or arising out of any breach or inaccuracy of any Fundamental Representation, the Absence of Certain Events Representation or the representations and warranties contained in the IP Representation shall not exceed an amount equal to such Shareholder’s Pro Rata Share of the Cash Consideration.

(e)                                  The obligations of Shareholders to indemnify the Buyer Indemnified Persons against any Losses under this ARTICLE VII shall be reduced by insurance proceeds actually received by such Buyer Indemnified Persons net of all costs and expenses incurred in obtaining such insurance proceeds and net of any increases in premiums.  For the avoidance of doubt, in no event shall Buyer Indemnified Persons be obligated to make any insurance claims or seek to recover insurance proceeds.

(f)                                   No indemnification shall be payable to a Buyer Indemnified Person if a specific provision for the matter giving rise to the Loss (i) has been made in the Financial Statements and (ii) has been reserved against in such Financial Statement in an amount at least equal to the amount of the Loss.

(g)                                  To the extent a Loss is a tax deductible item which provides for a saving actually and effectively available to the Company in connection with such Loss during the relevant financial period, any relevant claim shall be reduced by an amount equivalent to the Loss multiplied by the corporation tax rates applicable in Sweden at the relevant time.

7.4                               Indemnification Process.

(a)                                 Any Buyer Indemnified Person (an “Indemnified Person”) seeking indemnification under this ARTICLE VII shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), describing the breach or inaccuracy and other material facts and circumstances upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim or any defect in such Notice of Claim will not affect the rights of any Indemnified Persons to obtain indemnification hereunder, except to the extent such failure to include information actually and materially prejudices such Indemnifying Person.  Notwithstanding the foregoing, no claim shall be brought under this ARTICLE VII with respect to an event of indemnification described in Section 7.2(a)(i) or Section 7.2(b)(i) unless the Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim.  If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)                                 Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)                                     The Indemnified Person may defend any Third Party Claim with counsel of its own choosing that is reasonably satisfactory to the Indemnifying Person, at the Indemnifying Person’s cost, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim.  If the Indemnified Person elects not to defend such Third Party Claim, the Indemnified Person shall promptly provide notice to the Indemnifying Person.  The

Indemnifying Person shall have thirty (30) days after receipt of such notice to give the Indemnified Person written notice that it will defend the Third Party Claim (the “Election Notice”) and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date the Election Notice is received by the Indemnified Person.  If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense so long as the Election Notice states that the Indemnifying Person will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense.  If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within thirty (30) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after delivering an Election Notice, fails within thirty (30) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost.

(ii)                                  The Indemnifying Person and the Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(iii)                               The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms that it may deem reasonable, provided that, an Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

(iv)                              To the extent that the provisions of this Section 7.4(b) conflict with the provisions of Section 6.1(c), Section 6.1(c) shall control.

7.5                               Right of Set-off.  Buyer may offset any amounts owed (or to become due and owing) by Buyer to the Shareholders pursuant to this Agreement against any amounts owed (or to become due and owing) by any Shareholder to Buyer pursuant to this Agreement.

7.6                               No Subrogation.  No Shareholder shall make any claim for indemnification against either the Buyer Indemnified Persons or the Company based on the fact that such Shareholder was a controlling Person, director, employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, an Organizational Document, a Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Shareholder under or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.  With respect to any claim brought by a Buyer Indemnified Person against any Shareholder under or relating to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, each Shareholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Shareholder may become subject under or in connection with this Agreement.

7.7                               Fraud and Related Claims; Characterization of Payments.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Sections 7.1 and 7.3 apply with respect to, an allegation or allegations of fraud, willful misconduct, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby.  The parties agree that any payment pursuant to an indemnification obligation under this ARTICLE VII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law.

7.8                               Effect of Waiver.   The waiver of any condition contained in this Agreement or in any Related Agreement based on the breach of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right of any Indemnified Person to indemnification pursuant to this ARTICLE VII based on such representation, warranty, covenant or agreement.

7.9                               Remedies Cumulative.  The rights of each Indemnified Person under this ARTICLE VII are cumulative, and each Indemnified Person shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE VII without regard to the availability of a remedy under any provision of this ARTICLE VII or under applicable Law. For the avoidance of doubt, the Indemnified Persons shall not be entitled to recover from the Shareholders under this Agreement more than once in respect of the same Loss.

7.10                        Shareholder Representative.

(a)                                 Appointment.  Each Shareholder irrevocably nominates, constitutes and appoints the Shareholder Representative with full power of substitution, to act in the name, place and stead of the Shareholders for purposes of executing any documents and taking any actions that the Shareholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VII or set-off in satisfaction of claims.  Niklas Norgren hereby accepts his appointment as the Shareholder Representative.

(b)                                 Authority.  Each Shareholder grants to the Shareholder Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Shareholder (in the name of any or all of the Shareholders or otherwise) any and all documents that the Shareholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 7.10.  Notwithstanding anything in any this Agreement or an Related Agreement to the contrary, (i) each Indemnified Person shall be entitled to deal exclusively with the Shareholder Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off pursuant to this ARTICLE VII and (ii) Buyer, each Buyer Indemnified Person, Escrow Agent and each Shareholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholder Representative and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholder Representative as fully binding upon such Shareholder.  A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders.  Buyer and the Company may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders.  Buyer and the Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(c)                                  Power of Attorney.  The Shareholders recognize and intend that the power of attorney granted to the Shareholder Representative (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Shareholder Representative and (iii) shall survive the death, dissolution or incapacity, as applicable, of each of the Shareholders.

(d)                                 Replacement.  If the Shareholder Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Shareholders will (by consent of the Shareholders, who immediately prior to the First Closing, hold at least a majority of the issued and outstanding capital stock of the Company), within thirty (30) days after such dissolution, resignation or inability, appoint a successor to the Shareholder Representative reasonably satisfactory to Buyer.  Any such successor shall succeed the Shareholder Representative as the Shareholder Representative hereunder.  If for any reason there is no Shareholder Representative at any time, all references herein to the Shareholder Representative shall be deemed to refer to the Shareholders who, immediately prior to the First Closing, hold at least a majority of the issued and outstanding capital stock of the Company.

(e)                                  Indemnification; Shareholder Representative Expenses.  The Shareholder Representative shall not be liable to the Shareholders for any action taken or omitted to be taken by it as the Shareholder Representative except in the case of willful misconduct or gross negligence.  The Shareholders shall severally, but not jointly, indemnify the Shareholder Representative and hold the Shareholder Representative harmless from and against all Shareholder Representative Expenses.

7.11                        General Release of Claims.  Effective as of the First Closing Date, each Shareholder, on behalf of such Shareholder and each of such Shareholder’s Affiliates, advisors, heirs, legal representatives, successors and assigns (collectively, the “Releasors”), completely releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, the Company, and their respective Affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Releasees”) from any losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any matter, facts, events or circumstances, or any actions taken, at or prior to the consummation of the transactions contemplated hereby that any Releasor ever had, now has, or may have in the future against the Releasees (collectively, the “Released Matters”), provided that, the foregoing shall not release Buyer from any of its obligations arising under this Agreement or any Related Agreement (collectively, the “Release of Claims”).  Effective as of the First Closing Date, none of the Shareholder Representative or any Shareholder shall, and none of the foregoing Persons shall cause or permit their respective equity holders, Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors or assigns to, assert any claims against the Releasees in respect of the Released Matters.  Each Shareholder expressly waives, on behalf of such Shareholder and such Shareholder’s Releasors, all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Each Shareholder understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims.  Each Shareholder acknowledges and agrees that this waiver is an essential and material term of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1                               Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, negotiations, proposals, undertakings, understandings and agreements, either oral or written, with respect thereto; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the First Closing, at which time it shall terminate, other than the provisions thereof that survive such termination in accordance with the terms of the Confidentiality Agreement.

8.2                               Assignment.  No Shareholder may assign, delegate or otherwise transfer this Agreement or any of their respective rights, interests or obligations hereunder, without the prior written consent of Buyer, and any attempt to do so will be null and void ab initio.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each party’s successors, heirs, estates, executors, administrators and permitted assigns.

8.3                               Amendment and Waiver.  This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by Buyer and the Shareholder Representative.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

8.4                               Expenses.  All fees, costs and expenses incurred by or on behalf of such party to third parties in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and broker’s fees (collectively, “Transaction Expenses”) shall be paid by the party incurring such Transaction Expenses, whether or not the transactions contemplated hereby are consummated.  For the purpose of clarity in the preceding sentence, the “party incurring such Transaction Expenses” shall be the Buyer or the Shareholders.

8.5                               Counterparts.  This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.  This Agreement shall become effective when duly executed and delivered by each party hereto.  Counterpart signature pages to this Agreement may be delivered by electronic delivery, including by email of a .pdf signature page, and each such counterpart signature page will constitute an original for all purposes.

8.6                               Governing Law; Jurisdiction; Venue; Service of Process.

(a)                                 This Agreement shall be governed by the Laws of Sweden without giving effect to any choice of law or conflict of law provision or rule (whether of Sweden or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than Sweden.

(b)                                 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) rules, which are deemed to be incorporated by reference herein. There shall be three arbitrators. The seat, or legal place, of arbitration shall be London, England.  The language to be used in the arbitral proceedings shall be English.  Unless otherwise provided in the LCIA rules, the Parties undertake and agree that all arbitral proceedings conducted with reference to this Agreement will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other party, however a party shall not be prevented from disclosing such information in order to secure its interests against the other party in connection with a dispute or if required to do so by law, any applicable stock exchange regulations or the regulations of any other recognized market place.   Notwithstanding any LCIA rules to the contrary, each party shall bear its own expenses in connection with an arbitration under this Section 8.6(b), and in no event shall the prevailing party be entitled to a reimbursement of its costs.

8.7                               Specific Performance.  The rights and remedies of the parties hereto shall be cumulative.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and each of the provisions hereof, including, without limitation, the obligations set forth in Section 6.3, and further to seek injunctive relief restraining any such party from such breach or threatened breach.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as the defense that a remedy at law would be adequate.

8.8                               Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” means this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “$” means Dollars of the United States of America calculated, when necessary, at the average of the daily noon buying rates of the Federal Reserve Bank of New York for the U.S.  Dollar for each business day of the period that begins thirty (30) days prior to the date hereof and continues until five (5) days prior to the date hereof.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.9                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.10                        Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, electronic mail (in portable document format (.pdf)), with confirmation as provided below addressed as follows:

If to Buyer or the Company (following the First Closing):

c/o Quanterix Corporation

900 Middlesex Turnpike, Building 1

Billerica, MA 01821

Email:  legal@quanterix.com

Attention:  General Counsel

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA  02111

Fax:  (617) 542-2241

Email:            WTWhelan@mintz.com

Attention:  William T. Whelan, Esq.

If to the Shareholder Representative:

Niklas Norgren

Polstjärnegatan 47

907 52 Umeå

Email: niklas.norgren@umandiagnostics.se

with copies to (which shall not constitute notice):

Advokatbyrån Kaiding

Attn: Jonas Bergh

Box 124

901 04 Umeå

Email: jonas.bergh@kaiding.se

If to a Shareholder, the address of such Shareholder set forth on the signature pages hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of electronic mail or facsimile transmission, upon confirmed receipt.  Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address, electronic mail address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

8.11                        Representation by Counsel.  Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.12                        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.13                        Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an Indemnified Person in respect of the indemnification provided in accordance with ARTICLE VII.  The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

8.14                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank; signature pages follow]

NOW THEREFORE, the parties hereto have executed, or caused this Share Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

QUANTERIX CORPORATION

By:	/s/ E. Kevin Hrusovsky
Name: E. Kevin Hrusovsky
Title: President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SHAREHOLDERS:

Inro Biomedtek Aktiebolag

By:	/s/ Torgny Stigbrand
Name:	Torgny Stigbrand
Title:

Norsun konsult AB

By:	/s/ Niklas Norgren
Name:	Niklas Norgren
Title:

Management och Skog i Umeå AB

By:	/s/ Bo Hammarström
Name:	Bo Hammarström
Title:

SHAREHOLDER REPRESENTATIVE:

Niklas Norgren

[Signature Page to Share Purchase Agreement]

Adherence and Accession

The undersigned owners of the Shareholders hereby personally adhere and accedes to the undertakings in Section 6.1 (Non-Competition, Non-Solicitation and Confidentiality) and Section 7.2 (Indemnification by the Shareholders) and ARTICLE VIII (Miscellaneous) as if we are Shareholders, and the Buyer hereby accepts such adherence and accession.

OWNER

/s/ Niklas Norgren
Niklas Norgren

OWNER

/s/ Torgny Stigbrand
Torgny Stigbrand

OWNER

/s/ Bo Hammarström
Bo Hammarström

[Signature Page to Share Purchase Agreement]

Schedule I

INDEX OF DEFINED TERMS

Action	Schedule II
Affiliate	Schedule II
Agreement	Section 8.8, Preamble
Anti-Corruption Laws	Schedule II
Approval	Schedule II
Assets	Section 4.9(a)
Business Day	Schedule II
Buyer	Preamble
Buyer Common Stock	Schedule II
Buyer Indemnified Persons	Section 7.2(a)
Buyer SEC Reports	Section 5.7(a)
Cash Consideration	Section 2.1
Closing	Section 1.2(a)
Closing Consideration	Section 2.2(b)
Closing Date	Section 1.2(a)
Closing Statement	Section 2.3
Code	Schedule II
Company Customer	Schedule II
Company Employees	Schedule II
Company Intellectual Property	Schedule II
Company Licensed Intellectual Property	Schedule II
Company Permits	Section 4.8
Company Products	Schedule II
Company Software	Section 4.22(h)
Company-Owned Intellectual Property	Schedule II
Confidential Information	Section 6.1(b)
Confidentiality Agreement	Schedule II
Contract	Schedule II
control	Schedule II
controlled by	Schedule II
Copyrights	Schedule II
Court	Schedule II
Disclosure Schedule	Article III
Election Notice	Section 7.4(b)(i)
Enforceability Exceptions	Section 3.1
Equity Consideration	Section 2.1
Escrow Agent	Schedule II
Escrow Agreement	Schedule II
Final Indemnity Escrow Payment	Schedule II
Financial Statements	Section 4.11
Fundamental Representations	Schedule II
GAAP	Schedule II
Governmental Authority	Schedule II
Indebtedness	Schedule II
Indemnified Person	Section 7.4(a)
Indemnifying Person	Section 7.4(a)
Indemnity Escrow Amount	Schedule II
Indemnity Escrow Fund	Section 2.4
Initial Indemnity Escrow Payment	Schedule II

Initial Indemnity Escrow Payment Date	Schedule II
Initial Indemnity Escrow Reserve	Schedule II
Intellectual Property	Schedule II
Interim Balance Sheet	Section 4.11
Interim Balance Sheet Date	Section 4.11
IP Agreements	Section 4.22(b)
IP Representation	Section 7.1
Knowledge of the Shareholders	Schedule II
Laws	Schedule II
LCIA	Section 8.6(b)
Leased Real Property	Schedule II
Liabilities	Schedule II
Lien	Schedule II
Lockup Agreements	Schedule II
Loss Estimate	Section 7.4(a)
Losses	Schedule II
Material Adverse Effect	Schedule II
Material Contracts	Section 4.19(a)
Notice of Claim	Section 7.4(a)
Open Source Software	Schedule II
Order	Schedule II
Ordinary Course of Business	Schedule II
Ordinary Shares	Preamble
Organizational Documents	Schedule II
Patents	Schedule II
Person	Schedule II
Premises	Section 4.10(c)
Prior Actions	Section 4.14(b)
Prohibited Activity	Section 6.1(a)(i)
Protected Information	Schedule II
Purchase Price	Section 2.1
Quanterix Shares	Schedule II
Real Property Lease	Schedule II
Recall	Schedule II
Registered Company IP	Section 4.22(a)
Regulation	Schedule II
Regulatory Approval	Schedule II
Regulatory Authority	Schedule II
Related Agreements	Schedule II
Release of Claims	Section 7.11
Released Matters	Section 7.11
Releasees	Section 7.11
Releasors	Section 7.11
Representative	Schedule II
Retention Agreement	Section 1.3(a)(iv)
SEC	Schedule II
Second Indemnity Escrow Payment	Schedule II
Second Indemnity Escrow Payment Date	Schedule II
Second Indemnity Escrow Reserve	Schedule II
Shareholder Representative Expenses	Schedule II
Shares	Preamble

Software	Schedule II
Subsidiary	Schedule II
Supply Agreements	Schedule II
Survival Date	Section 7.1
Tax Liability	Schedule II
Tax Returns	Schedule II
Taxes	Schedule II
Taxing Authority	Schedule II
Technology	Schedule II
Third Party Claim	Section 7.4(b)
Trade Secrets	Schedule II
Trademarks	Schedule II
Transaction Expenses	Section 8.4
under common control with	Schedule II

Schedule II

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including any partnership or joint venture in which one Person (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of ten percent (10%), or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Anti-Corruption Laws” means Laws concerning corruption, fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, controlled substance or sanctions/embargoes or that prohibit the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Authority or any other Person.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals or amendments thereof, issued by, made available by or filed with any Government Authority, and including for the avoidance of doubt all Regulatory Approvals.

“BBS” means Brain Biomarker Solutions in Gothenburg AB, Swedish Reg No. 559001-3750.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Massachusetts.

“Buyer Common Stock” means the common stock, par value $0.001, of the Buyer.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Company Customer” means those customers of the Company as identified in those contracts identified in Schedule 6.4(b).

“Company Employees” means those employees of the Company as identified in Schedule 6.4(d).

“Company Intellectual Property” means all Intellectual Property and Technology owned, purported to be owned, licensed, used or held by the Company.

“Company Licensed Intellectual Property” means all Company Intellectual Property licensed to the Company.

“Company-Owned Intellectual Property” means all Company Intellectual Property other than the Company Licensed Intellectual Property. Company-Owned Intellectual Property includes all Intellectual

Property in (i) the anti-NF-L antibodies known as anti-NF-L mAb 47:3 (UD1) and anti-NF-L mAb 2:1(UD2), and (ii) that certain methodology developed by Torgny Stigbrand, Swedish personal ID no. 421125-9371 and Niklas Norgren, Swedish personal ID no. 741015-8534 for the production of such anti-NF-L antibodies.

“Company Products” means, as of the date hereof, (i) Nf-Light ELISA kits, (ii) the NF-Light antibodies, and (iii) each other product or technology currently or previously under development by the Company and any prior generation or modified, updated and/or next-generation versions or derivatives of the foregoing.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of July 6, 2016, by and between the Company and Buyer.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Copyrights” has the meaning ascribed thereto under the definition of “Intellectual Property.”

“Court” means any court or arbitration tribunal of any country or territory, or any state or other subdivision thereof.

“Data Room” means the electronic documentation site hosted by Admincontrol AS on behalf of the Company containing the documents set forth in Exhibit D.

“Escrow Agent” means Skandinaviska Enskilda Banken AB.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, the Shareholder Representative and the Escrow Agent, dated as of the date hereof and attached as Exhibit C.

“Final Indemnity Escrow Payment” means the positive difference, if any, of (a) the Second Indemnity Escrow Reserve minus (b) the aggregate amount finally determined to be payable to the Buyer Indemnified Persons pursuant to ARTICLE VII in respect of all claims to which the Second Indemnity Escrow Reserve relates.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Power; Authorization; Execution and Delivery; Valid and Binding Agreement), 3.2 (No Breach), 3.3 (Ownership of Shares), 3.4 (Brokerage), 4.1 (Organization, Good Standing and Qualification), 4.2 (Authorization), 4.3 (Valid and Binding Agreements), 4.6 (Capitalization), 4.18  (Taxes), 4.20 (Transactions with Affiliates), 4.22(c) (Intellectual Property - Title), and 4.33 (No Brokers).

“GAAP” means generally accepted accounting principles in the Kingdom of Sweden as in effect from time to time.

“Governmental Authority” means (a) any nation, state, county, city, town, municipality, district, territory or other jurisdiction of any nature, (b) any federal, state, municipal or local governmental or quasi-

governmental entity or authority of any nature, (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature, (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, pre-payment and other penalties, fees and premiums) (a) for borrowed money, or with respect to deposits or advances of any kind, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of the Company Products in the Ordinary Course of Business), (d) under conditional sale or other title retention agreements, (e) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the Ordinary Course of Business and paid when due), (f) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed and (g) under leases required to be accounted for as capital leases under GAAP.

“Indemnity Escrow Amount” means US$2,250,000.

“Initial Indemnity Escrow Payment” means fifty percent (50%) of the positive difference, if any, of (a) the Indemnity Escrow Amount, minus (b) the aggregate amount finally determined to be payable to the Buyer Indemnified Persons pursuant to ARTICLE VII prior to the Initial Indemnity Escrow Payment Date, minus (c) the Initial Indemnity Escrow Reserve.

“Initial Indemnity Escrow Payment Date” means such date that is nine (9) months following the First Closing Date.

“Initial Indemnity Escrow Reserve” means the aggregate of all Loss Estimates set forth in any Notice of Claim that has been made, but has not been finally determined (in accordance with ARTICLE VII), prior to the Initial Indemnity Escrow Payment Date.

“Intellectual Property” means rights associated with (a) trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”), (b) patents (including any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”), (c) copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship, whether registered or not (collectively, “Copyrights”), (d) the protection of trade secrets and other confidential or proprietary information (collectively, “Trade Secrets”), and (e) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.

“Knowledge of the Shareholders” means (a) the actual knowledge of any Shareholder or (b) any knowledge which could reasonably have been obtained by any such Shareholder (i) in the prudent exercise of his or her duties or (ii) upon reasonable investigation, including due inquiry of those employees or independent contractors reporting thereto, whose duties or engagements would, in the normal course of business affairs, result in such Shareholder’s having knowledge concerning the subject in question, in each case, in such Shareholder’s capacities as a director, officer, employee or independent contractor of the Company.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Leased Real Property” means the property subject to the Real Property Lease.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by applicable Law or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, power of sale, hypothecation, retention of title, conditional sale or credit sale agreement, factoring arrangement, right of pre-emption, right of first refusal, or restriction or adverse claim of any kind or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Lockup Agreements” means the lockup agreements between the Buyer and the Shareholders of even date herewith in substantially the form attached hereto as Exhibit B.

“Losses” means losses, damages, Liabilities, demands, Taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties, Orders, Liens, Actions, bonds, dues, fines, fees costs (including reasonable costs of investigation, defense and enforcement of this Agreement and the Related Agreements), amounts paid in settlement and expenses (in each case, including reasonable attorneys’ and experts’ fees and expenses, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff), whether or not involving a Third Party Claim.

“Material Adverse Effect” means a material adverse effect on the Company or its assets, properties, condition (financial or otherwise), prospects, operations or results of operations or the Company’s ability to perform its obligations as contemplated in this Agreement or any Related Agreement, provided, however, that any determination of whether there has been a Material Adverse Effect shall not include any effect that (a) generally affects the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry, (b) results from general economic conditions in any country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to the other companies therein or (c) results from the taking of any action specifically required to be taken by this Agreement.

“Open Source Software” means any Software that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model.  Open Source Software includes any Software and other material distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Ordinary Course of Business” means the operation of the Company’s business by the Company in the ordinary course in a manner consistent with past practices.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including its certificate or articles of incorporation and its bylaws, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational, constitutional or governing documents of such entity.

“Patents” has the meaning ascribed thereto under the definition of “Intellectual Property.”

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other legal entity or Governmental Authority.

“Protected Information” means any personal information about an identifiable individual as defined the applicable Laws relating to privacy, including information regarding the Company’s employees, suppliers, customers, directors, officers or stockholders.

“Quanterix Shares” means that number of shares of the Buyer Common Stock as determined by dividing (i) $6,500,000.00 by (ii) the average closing price of the Buyer Common Stock on The Nasdaq Global Select Market for the ten (10) trading days prior to the date hereof, subject to the Lockup Agreements.

“Real Property Lease” means those certain Lease Agreements, no. 19.1801.09-02, 19.1801.47-01, 32.3101.12-01, and 32.3101.F01-01, between the Company and Uminova Fastighets AB

“Recall” means any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients (including any action required to be reported or for which records must be maintained under 21 C.F.R. Part 806).

“Regulation” means any rule or regulation of any Governmental Authority.

“Regulatory Approval” means, with respect to a country, any and all Approvals, licenses, permits registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, market or clinically investigate a Company Product in such country, including, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval investigational and marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto and any investigational device exemptions), (c) labeling approval and (d) technical, medical and scientific licenses (including CE-marks).

“Regulatory Authority” means any Governmental Authority or regulator, including the FDA or any successor agency thereto, with jurisdiction over the Company Products or otherwise exercising authority with respect to the testing, approval, clearance, manufacture, storage, distribution, use, promotion, marketing, sale and importation of the Company Products.

“Related Agreements” means the Retention Agreement, the Lockup Agreements and the Escrow Agreement.

“Representative” means, with respect to any specified Person, such Person’s officers, directors, employees, accountants, financial advisors, counsel and other representatives or agents.

“SEC” means the United States Securities and Exchange Commission.

“Second Indemnity Escrow Payment” means the positive difference, if any, of (a) the Indemnity Escrow Amount, minus (b) the Initial Indemnity Escrow Payment, minus (c) the aggregate amount finally determined to be payable to the Buyer Indemnified Persons pursuant to ARTICLE VII prior to the Second Indemnity Escrow Payment Date, minus (d) the Second Indemnity Escrow Reserve.

“Second Indemnity Escrow Payment Date” means such date that is eighteen (18) months following the First Closing Date.

“Second Indemnity Escrow Reserve” means the aggregate of all Loss Estimates set forth in any Notice of Claim that has been made, but has not been finally determined (in accordance with ARTICLE VII), prior to the Second Indemnity Escrow Payment Date.

“Shareholder Option” means that certain agreement by and between Inro Biomedtek Aktiebolag and Norsun Konsult AB, pursuant to which Norsun Konsult AB may require Inro Biomedtek Aktiebolag to transfer Ordinary Shares representing five percent (5%) of the issued and outstanding Ordinary Shares to Norsun Konsult AB as of the date hereof (the “Option Shares”) beginning on July 31, 2019.

“Shareholder Representative Expenses” means any loss, liability or expense of any nature incurred by the Shareholder Representative arising out of or in connection with the administration of its duties as the Shareholder Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense is caused by the Shareholder Representative’s willful misconduct or gross negligence.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Supply Agreements” means those agreements set forth on Schedule 6.4(c).

“Tax Liability” means the amount of Tax incurred by a Person.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds, elections and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” or “Tax” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, branch, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-

on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, employer health, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, employment insurance and unemployment insurance payments and workers’ compensation premiums, and interest, fines, penalties and additions to tax imposed with respect thereto.

“Taxing Authority” means any federal, state, local, or foreign governmental body (including any subdivision, agency, or commission thereof), or any quasi-governmental body, in each case, exercising authority in respect of Taxes.

“Technology “ means any or all of the following: (a) works of authorship, including Software, (b) inventions (whether or not patentable), discoveries, improvements, and technology, (c) proprietary and confidential information, trade secrets, ideas and know-how, (d) databases, data compilations and collections and technical data, (e) domain names, web addresses and sites, (f) tools, methods and processes, and (g) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Trade Secrets” has the meaning ascribed thereto under the definition of “Intellectual Property.”

“Trademarks” has the meaning ascribed thereto under the definition of “Intellectual Property.”

Schedule III

SCHEDULE OF SELLERS

Seller	Ordinary Shares

Inro Biomedtek Aktiebolag	79,450	*

Norsun konsult AB	20,550	*

Management och Skog i Umeå AB	37,000

*                             Pursuant to an agreement by and between Inro Biomedtek Aktiebolag and Norsun konsult AB, Norsun konsult AB may require Inro Biomedtek Aktiebolag to transfer 6,850 Ordinary Shares (representing five percent (5%) of the issued and outstanding Ordinary Shares of the Company) to Norsun konsult AB beginning on July 31, 2019.

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